   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1996
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               INTELLIGROUP, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                NEW JERSEY                                    7373                                    11-2880025
         (STATE OF INCORPORATION)                 (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
                                                   CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NO.)

                              517 ROUTE ONE SOUTH
                            ISELIN, NEW JERSEY 08830
                                 (908) 750-1600
                         (ADDRESS AND TELEPHONE NUMBER
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  ASHOK PANDEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               INTELLIGROUP, INC.
                              517 ROUTE ONE SOUTH
                            ISELIN, NEW JERSEY 08830
                                 (908) 750-1600
                      (NAME, ADDRESS, AND TELEPHONE NUMBER
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               DAVID J. SORIN, ESQ.                               WILLIAM N. DYE, ESQ.

                BUCHANAN INGERSOLL                              WILLKIE FARR & GALLAGHER
                  COLLEGE CENTRE                                   ONE CITICORP CENTER
               500 COLLEGE ROAD EAST                              153 EAST 53RD STREET
            PRINCETON, NEW JERSEY 08540                         NEW YORK, NEW YORK 10022
                  (609) 987-6800                                     (212) 821-8000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                          PROPOSED          PROPOSED
                                                          MAXIMUM           MAXIMUM
      TITLE OF EACH CLASS OF          AMOUNT TO BE     OFFERING PRICE      AGGREGATE         AMOUNT OF
    SECURITIES TO BE REGISTERED        REGISTERED       PER SHARE(1)   OFFERING PRICE(1)  REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.......    2,070,000(2)       $19.375         $40,106,250        $12,153.41
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act, based on the average of the high and low prices per share of Common Stock of the Registrant as reported on the Nasdaq National Market on November 18, 1996.
(2) Includes 270,000 shares subject to the Underwriters' over-allotment option.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)

Dated November 21, 1996
                                1,800,000 Shares

                                     [LOGO]
                                  Common Stock
                         ------------------------------

     Of the 1,800,000 shares of Common Stock offered hereby, 900,000 shares are being issued and sold by Intelligroup, Inc. ("Intelligroup" or the "Company") and 900,000 shares are being sold by certain selling shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

     Upon completion of this offering, the Selling Shareholders, constituting certain of the Company's current officers, directors and affiliated entities, will together beneficially own approximately 60% of the Company's outstanding Common Stock. See "Risk Factors" and "Principal and Selling Shareholders."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "ITIG." On November 20, 1996, the last reported sales price of the Common Stock on the Nasdaq National Market was $19.00 per share. See "Price Range of Common Stock."
                         ------------------------------

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF.
                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                     Underwriting                       Proceeds to
                                      Price to       Discounts and     Proceeds to        Selling
                                       Public       Commissions(1)     Company(2)      Shareholders
------------------------------------------------------------------------------------------------------
Per Share......................          $                 $                $                $
Total(3).......................          $                 $                $                $
======================================================================================================

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses, estimated to be $300,000, payable by the Company.
(3) The Selling Shareholders have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 270,000 additional shares at the Price to Public less the Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to
    Selling Shareholders will be $     , $     , $     and $     , respectively.
    See "Underwriting."
                         ------------------------------

     The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for such shares will be made at the offices of Cowen &
Company, New York, New York on or about      , 1996.
                         ------------------------------

COWEN & COMPANY                                            MONTGOMERY SECURITIES

     , 1996

                                    PICTURE

The picture consists of two three-dimensional columns which form an inverted "V" shape and which join together at the top with the Company's logo. Each column includes statements which summarize the Company's services (column 1: enterprise-wide business process solutions, including strategic planning, business process redesign, technology implementation, on-site and offshore software development, change management and training and support; column 2: system integration and custom software development, including system integration, system analysis, system design, on-site and offshore software development, implementation and training and support). The columns are joined by three lines which include statements which summarize services of the Company applicable to the services included on each column (value-oriented implementation, Advanced Development Center and logo of the Company's proprietary implementation methodology, "4 SIGHT").

     The Company intends to furnish its shareholders with annual reports containing financial statements certified by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each year.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus, including information under "Risk Factors." Except as otherwise noted herein, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and reflects a 81,351.1111-for-1 stock split of the Common Stock effected July 12, 1996. See "Capitalization," "Description of Capital Stock" and "Underwriting."

                                  THE COMPANY

     Intelligroup provides a wide range of information technology services, including enterprise-wide business process solutions, systems integration and custom software development based on leading technologies. The Company has grown rapidly since 1994 when it made a strategic decision to diversify its customer base by expanding the scope of its integration and development services and to utilize SAP software as a primary tool to implement enterprise-wide business process solutions. In 1995, the Company became a SAP National Implementation Partner and also began to utilize Oracle products to diversify its service offerings. The Company's custom software development services are enhanced by its exclusive access to qualified and experienced programmers at its affiliated Advanced Development Center located in India and connected to the Company's headquarters in the United States and to certain customer sites by dedicated, high speed satellite links. The Company provides its services directly to end-user organizations or as a member of consulting teams assembled by other information technology consulting firms. The number of customers billed by the Company has grown substantially from three customers in 1993 to 75 customers for the year ended December 31, 1995 and to 90 customers for the nine months ended September 30, 1996. The Company's customers are Fortune 1000 and other large and mid-sized companies, as well as other information technology consulting firms, and include AT&T, American Cyanamid, Bristol-Myers Squibb, Citibank, Ernst & Young LLP, IBM, ICS Deloitte & Touche LLP and Price Waterhouse LLP.

     Many large and mid-sized businesses face a rapidly changing business environment, intense global competition and accelerating technological change. To remain competitive, businesses are implementing and utilizing advanced information technology solutions that enable them to redesign their business processes in such areas as product development, service delivery, manufacturing, sales and human resources. Concurrently, businesses are migrating from legacy systems running proprietary software to open systems and client/server systems. Such client/server systems, when developed and implemented appropriately, enable the creation and utilization of more functional and flexible applications which are critical to the competitive needs of businesses. Organizations often acquire packaged enterprise-wide business software applications for client/ server systems, including those offered by leading vendors, such as SAP, Oracle, PeopleSoft or Baan, and implement or customize these applications to match their needs. Organizations also may develop customized software applications designed for their specific business needs. Since organizations often lack sufficient technical resources necessary to design, develop and implement emerging information technology solutions on a timely basis, many businesses increasingly engage experienced outside specialists to develop and implement solutions, in shorter timeframes and at lower costs, while reducing implementation risks. As a result, demand for information technology services has grown significantly. According to industry sources, the global demand for SAP-related consulting services alone was estimated to be $3.0 billion in 1995.

     Intelligroup provides information technology services to develop and implement cost-effective client/ server business solutions on a timely basis by combining its expertise in a wide range of technologies and business processes with its proprietary implementation methodology and development tools. The Company's consultants have expertise with SAP and Oracle products and with a wide variety of leading computing technologies. The Company recently has developed a proprietary implementation methodology, "4 SIGHT", which is designed to minimize the time required to develop and implement SAP and Oracle solutions for its customers. "4 SIGHT" is designed to be technology independent and modular so that it may be utilized by the Company's consultants and project managers in other packaged applications development or software customization projects.

     The Company's objective is to be a leading provider of a wide range of information technology services. The Company's strategy to achieve this objective is to: (i) accelerate a shift from implementation assignments to turnkey project management engagements; (ii) maintain and expand long-term customer relationships; (iii) leverage and expand strategic relationships, including existing relationships with SAP and Oracle; (iv) maintain technological leadership and enhance its proprietary implementation methodology and development tools; (v) continue to attract and retain skilled, motivated technical employees; and (vi) expand its global sales and marketing efforts.

     The Company was incorporated in New Jersey in October 1987 under the name Intellicorp, Inc. The Company's name was changed to Intelligroup, Inc. in July 1992. The Company's executive offices are located at 517 Route One South, Iselin, New Jersey 08830, and its telephone number is (908) 750-1600.

     "Intelligroup," ""4 SIGHT"," ""4 SIGHT"plus" and the Company's logo are service marks and OPMS and OIM are trademarks of the Company. All other trade names, trademarks or service marks appearing in this Prospectus are the property of their respective owners and are not the property of the Company.

                                  RISK FACTORS

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF.

                                  THE OFFERING

Common Stock offered by the Company..........  900,000 shares
Common Stock offered by the
  Selling Shareholders.......................  900,000 shares
Common Stock to be outstanding
  after the offering.........................  11,635,600 shares(1)
Use of proceeds..............................  For general corporate purposes, including working capital and possible acquisitions.
Nasdaq National Market Symbol................  ITIG

---------------
(1) Excludes 500,000 shares of Common Stock issuable upon the exercise of stock options outstanding as of the date of this Prospectus at an exercise price of $8.00 per share, none of which are currently exercisable, see "Management -- 1996 Stock Plan," and 40,000 shares of Common Stock issuable upon the exercise of stock options outstanding as of the date of this Prospectus at an exercise price of $10.00 per share, none of which are currently exercisable, see "Management -- 1996 Non-Employee Director Stock Option Plan."

                             SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                  -----------------------------------------------   -----------------
                                   1991      1992      1993      1994      1995      1995      1996
                                  -------   -------   -------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA:
  Revenue.......................  $   166   $   481   $   933   $ 6,800   $24,589   $16,745   $33,471
  Gross profit..................       78       129       305       958     4,568     2,643     9,499
  Operating income (loss).......       --         1         6       (28)      116       (73)    2,603
  Income (loss) before
     extraordinary charge.......       --         1         6      (437)   (1,059)   (1,054)      929
  Extraordinary charge(1).......       --        --        --        --        --        --    (1,034)
  Net income (loss).............       --         1         6      (437)   (1,059)   (1,054)     (105)
  Income (loss) per share before
     extraordinary charge.......       --        --        --     (0.03)    (0.08)    (0.08)     0.09
  Net income (loss) per share...  $    --   $    --   $    --   $ (0.03)  $ (0.08)  $ (0.08)  $ (0.01)
  Shares used in per share
     calculation(2).............   13,737    13,737    13,737    13,737    13,737    13,737    10,825

                                                                          SEPTEMBER 30, 1996
                                                                ---------------------------------------
                                                 DECEMBER 31,                              PRO FORMA
                                                     1995       ACTUAL    PRO FORMA(4)   AS ADJUSTED(5)
                                                 ------------   -------   ------------   --------------
BALANCE SHEET DATA:
  Cash and cash equivalents....................    $     71     $   169     $  6,602        $ 22,419
  Subscriptions receivable(6)..................          --      19,065           --              --
  Working capital (deficit)....................      (1,597)     15,447       15,447          31,264
  Total assets.................................       6,784      33,330       20,698          36,515
  Short-term debt, including subordinated
     debentures(3)(7)..........................       3,489      11,463           18              18
  Capital lease obligations, less current
     portion...................................          81          65           65              65
  Shareholders' equity (deficit)...............      (1,366)     16,307       16,307          32,124

---------------
(1) The extraordinary charge of $1,034,000 relates to the early extinguishment of the Company's subordinated debentures, net of an income tax benefit of $410,000. See Note 3 below.

(2) In April 1996 4,881,066 shares were repurchased by the Company from its current shareholders, Messrs. Pandey, Koneru and Valluripalli, and such shares were cancelled by the Company. See "Capitalization."

(3) Includes the April 1996 issuance of five-year 9% subordinated debentures in the aggregate principal amount of $6.0 million and warrants to purchase 1,364,000 shares of Common Stock upon the payment of nominal consideration (less than $0.25 in the aggregate), and the application of the proceeds therefrom to purchase certain of the shares of Common Stock of the Company's current shareholders and to repay debt. See "Capitalization." In October 1996, following the consummation of the Company's initial public offering of Common Stock, the Company prepaid all amounts outstanding under its five-year 9% subordinated debentures, including accrued interest.

(4) Gives effect to the collection of the subscriptions receivable (see Note 6 below) and utilization of a portion of the net proceeds from the Company's initial public offering consummated on October 2, 1996 to prepay the subordinated debentures and repay other debt.

(5) Adjusted to reflect the estimated net proceeds from the sale of 900,000 shares of Common Stock offered by the Company hereby and the application thereof as described in "Use of Proceeds."

(6) The Company's subscriptions receivable at September 30, 1996 were collected on October 2, 1996, upon consummation of the Company's initial public offering of Common Stock.

(7) Upon consummation of the Company's initial public offering of Common Stock in October 1996, the Company repaid all of its short-term debt except for the current portion of its capital lease obligations.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating an investment in the Company before purchasing any shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that may cause such a difference are those discussed below.

SUBSTANTIAL VARIABILITY OF QUARTERLY OPERATING RESULTS

     The Company's historical operating results have varied substantially from quarter to quarter, and the Company expects that they will continue to do so. Due to the relatively fixed nature of certain of the Company's costs, including personnel and facilities costs, a decline in revenue in any fiscal quarter would result in lower profitability in that quarter. A variety of factors, many of which are not within the Company's control, influence the Company's quarterly operating results, including seasonal patterns of hardware and software capital spending by customers, information technology outsourcing trends, the timing, size and stage of projects, new service introductions by the Company or its competitors, levels of market acceptance for the Company's services or the hiring of additional staff. Operating results also may be impacted by changes in the Company's billing and employee utilization rates. The Company believes, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future performance. Demand for the Company's services generally is lower in the fourth quarter due to reduced activity during the holiday season and fewer working days for those customers which curtail operations during such period. The Company anticipates that its business will continue to be subject to such seasonal variations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Results of Operations."

MANAGEMENT OF GROWTH

     The Company's growth has placed significant demands on its management, administrative and operational resources. The Company's revenue increased 262% in 1995, from $6.8 million in 1994 to $24.6 million in 1995. From January 1, 1995 through September 30, 1996, the Company's staff increased 184% from 113 to 321 full-time employees. The Company's ability to manage its growth effectively will require the Company to continue developing and improving its operational, financial and other internal systems, as well as its business development capabilities, and to attract, train, retain, motivate and manage its employees. In addition, the Company's future success will depend in large part on its ability to continue to maintain high rates of employee utilization at profitable billing rates and maintain project quality, particularly if the size and scope of the Company's projects increase. In addition, other than the Company's Chief Financial Officer, none of the Company's senior management previously has managed a business of the Company's scale or scope or has any experience managing a public company. If the Company is unable to manage its growth and projects effectively, such inability could have a material adverse effect on the quality of the Company's services and products, its ability to retain key personnel and its ability to report financial results in an accurate and timely manner which could have a material adverse effect on the Company's business, financial condition and results of operations.

WEAKNESSES IN INTERNAL CONTROLS

     Following the audit of the Company's consolidated financial statements for the year ended December 31, 1995, the Company received a management letter from its independent public accountants, Arthur Andersen LLP, which set forth significant deficiencies and material weaknesses in the Company's internal control structure. The Company's independent public accountants noted that, during 1995, the Company's internal control structure had two material weaknesses: (i) the Company did not reconcile its supporting records to the general ledger or perform meaningful account analysis; and (ii) the Company did not maintain, summarize or reconcile any books or records for its foreign operations. The Company's independent public accountants have not conducted any further reviews of the Company's internal control structure. The Company first hired a Chief Financial Officer in January 1996, only recently implemented an accounting system capable of generating information and reports necessary to appropriately manage the Company, and currently is developing and implementing a system of internal controls and otherwise developing an appropriate administrative infrastructure. The failure to develop and maintain an effective internal control structure could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Legal Proceedings" and " -- Employees."

LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE FINANCIAL RESULTS

     The Company's strategic decision in 1994 to diversify its customer base and to utilize SAP software as a primary tool to implement enterprise-wide business process solutions resulted in significant growth and a major change of the Company's business. As a result, the Company has a limited operating history within its current line of business. Despite the fact that the Company has recognized substantially increased revenue during the years ended December 31, 1994 and 1995, respectively, the Company incurred net losses of $437,000 and $1.1 million for such periods. Furthermore, the Company was profitable in only six of the last eleven quarters. Although the Company had net income of $929,000 (before the extraordinary charge of $1,034,000, net of an income tax benefit of $410,000, incurred in the third quarter of 1996) for the nine months ended September 30, 1996, there can be no assurance that the Company will continue to achieve profitable levels of operations in the future, thus management could not determine that it was more likely than not that a future tax benefit would be realized. The Company has offset its deferred tax asset of $475,000 at September 30, 1996 with a valuation allowance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

DEPENDENCE ON SAP

     During the years ended December 31, 1994 and 1995 and the first nine months of 1996, 33%, 69% and 75% of the Company's total revenue was derived from projects in which the Company implemented software developed by SAP, a major international German-based software company and the leading vendor of client/server application software for business applications. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's future success in its SAP-related consulting services depends largely on its continued relationship with SAP America, SAP's United States affiliate, and on its continued status as a SAP National Implementation Partner, which was first obtained in 1995. Such status is awarded by SAP on an annual basis pursuant to contract. The Company's 1996 contract expires on December 31, 1996. While the Company has no reason to believe that its contract with SAP will not be renewed or that the scope of such contract will be modified or limited in a manner adverse to the Company, there can be no assurance that such contract will be renewed on terms acceptable to the Company, if at all. In addition, in the event that SAP is unable to maintain its leadership position within the business applications software market, if the Company's relationship with SAP deteriorates, or if SAP elects to compete directly with the Company, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business."

SUBSTANTIAL RELIANCE ON KEY CUSTOMERS AND LARGE PROJECTS

     The Company has derived and believes that it will continue to derive a significant portion of its revenue from a limited number of customers and projects. For the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996, the Company's ten largest customers accounted for in the aggregate approximately 61%, 56% and 64% of its revenue, respectively. During 1994, AT&T accounted for more than 10% of revenue, while in 1995, Ernst & Young LLP and Price Waterhouse LLP each accounted for more than 10% of revenue. During the first nine months of 1996, Ernst & Young LLP, Price Waterhouse LLP and Bristol-Myers Squibb each accounted for more than 10% of revenue. For the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996, 64%, 50% and 45%, respectively, of the Company's revenue was generated by serving as a member of consulting teams assembled by other information technology consulting firms, which also may be competitors of the Company. Such firms included Andersen Consulting, Ernst & Young LLP, ICS Deloitte & Touche LLP, KPMG Peat Marwick LLP, Price Waterhouse LLP and other information technology consulting firms. See "Management's Discussion and

Analysis of Financial Condition and Results of Operations" and
"Business -- Customers." There can be no assurance that such information technology consulting firms will continue to engage the Company in the future, if at all, and all of such customer relationships are terminable at will. In addition, the volume of work performed for specific customers is likely to vary from year to year, and a major customer in one year or quarter may not continue to use the Company's services. The loss of any large customer or project could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Customers."

     Most of the Company's project-based contracts are terminable by the customer with limited advance notice, typically not more than 30 days, and without significant penalty, generally limited to fees earned and expenses incurred by the Company through the date of termination. The cancellation or significant reduction in the scope of a large project could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers."

     Many of the Company's engagements involve projects that are critical to the operations of its customers' businesses and provide benefits that may be difficult to quantify. The Company's failure or inability to meet a customer's expectations in the performance of its services could result in a material adverse change to the customer's operations giving rise to claims for damages against the Company or causing damage to the Company's reputation, adversely affecting its business, financial condition and results of operations. In addition, certain of the Company's agreements with its customers require the Company to indemnify the customer for damages arising from services provided to, or on behalf of, such customer. Such indemnification, if required, could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Customers."

HIGHLY COMPETITIVE INFORMATION TECHNOLOGY SERVICES INDUSTRY

     The markets for the Company's services are highly competitive. The Company believes that its principal competitors include the internal information systems groups of its prospective customers, as well as technology consulting and systems integration firms, including the "Big Six" accounting firms, the ISSC division of IBM, Cambridge Technology Partners, SHL Systemhouse (a subsidiary of
MCI), and Computer Sciences Corporation, and with the consulting divisions of software applications vendors, some of which also are customers of the Company. The consulting divisions of five of the "Big Six" accounting firms also are customers of the Company and comprised 6%, 34% and 34% of the Company's revenue for the years ended December 31, 1994 and 1995, and for the nine months ended September 30, 1996, respectively. Many of the Company's competitors have longer operating histories, possess greater industry and name recognition and have significantly greater financial, technical and marketing resources than the Company. In addition, there are relatively low barriers to entry into the Company's markets and the Company has faced, and expects to continue to face, additional competition from new entrants into its markets.

     The Company believes that the principal competitive factors in its markets include quality of service and deliverables, speed of development and implementation, price, project management capability and technical and business expertise. The Company believes that it addresses these principal competitive factors with competitive pricing, by utilizing experienced project managers and consultants, through the use of its proprietary implementation methodology designed to minimize time required to develop and implement SAP and Oracle solutions and its ability to provide other services, including systems integration and custom software development, including access to the Advanced Development Center. See "Business -- The Intelligroup Solution." The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its competitors to hire, retain and motivate project managers and other senior technical staff, the development by others of services that are competitive with the Company's services and the extent of its competitors' responsiveness to customer needs. There can be no assurance that the Company will be able to compete successfully with its competitors. See "Business -- Competition."

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW SOLUTIONS

     The Company's success will depend in part on its ability to develop solutions that keep pace with continuing changes in information technology, evolving industry standards and changing customer objectives and preferences. There can be no assurance that the Company will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, the Company will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render the Company's services non-competitive or obsolete. The Company's failure to address these developments could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy."

DEPENDENCE ON KEY PERSONNEL

     The success of the Company for the foreseeable future will depend largely on the continued services of its key executive officers and leading technical personnel. Each executive officer and key employee has entered into an employment agreement with the Company which contains non-competition, non-disclosure and non-solicitation covenants that extends for a period of two years following termination of employment. See "Management -- Employment Agreements, Indemnification Agreements and Non-Competition, Non-Disclosure and Non-Solicitation Agreements." Each of the leading technical personnel has entered into an agreement with the Company which contains non-competition, non-disclosure and non-solicitation provisions. See "Business -- Employees." The Company maintains, and is the beneficiary of, life insurance policies on the lives of Ashok Pandey, Rajkumar Koneru and Nagarjun Valluripalli. The face amount of each such policy is $1.0 million. See "Management -- Key Man Insurance." The Company does not maintain key man life insurance on any of its other executive officers or employees. There can be no assurance that the departure of one or more of such key personnel would not have a material adverse effect on the Company's financial condition and results of operations.

COMPETITIVE MARKET FOR TECHNICAL PERSONNEL

     The Company's business is labor intensive and, therefore, the Company's success will depend in large part upon its ability to attract, retain, train and motivate highly-skilled employees, particularly project managers and other senior technical personnel. There is significant competition for employees with the skills required to perform the services the Company offers. Qualified project managers and senior technical staff, including in particular, personnel with development experience, are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be successful in attracting a sufficient number of highly skilled employees in the future, or that it will be successful in retaining, training and motivating the employees it is able to attract, and any inability to do so could impair the Company's ability to adequately manage and complete its existing projects and to bid for or obtain new projects. If the Company's employees are unable to achieve expected performance levels, the Company's business, financial condition and results of operations could be adversely affected. See "Business -- Employees."

UNCERTAINTIES RESULTING FROM PENDING LITIGATION MATTERS AND ADMINISTRATIVE PROCEEDINGS

     The Company is involved in disputes with third parties, including certain former employees and other information technology consulting firms. Such disputes have resulted in litigation with such parties and, although the Company is a plaintiff in one of such matters, the Company is subject to claims and counterclaims for damages and has incurred, and likely will continue to incur, legal expenses in connection with such matters. There can be no assurance that such litigation will result in favorable outcomes for the Company. The Company also is aware of certain pending and potential administrative and regulatory immigration and tax law matters which may result in significant costs to the Company, as well as fines and penalties. These matters also may result in diversion of management time and effort from the operations of the business. There can be no assurance that damages, fines and penalties, if any, and related legal expenses and management diversion from operations will not have a material adverse effect on the Company's business, reputation, financial condition or results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources" and "Business -- Legal Proceedings."

RELIANCE ON INTELLECTUAL PROPERTY RIGHTS

     The Company relies upon a combination of trade secrets, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect its proprietary rights. The Company's future success is dependent, in part, upon its proprietary implementation methodology, "4 SIGHT", development tools and other intellectual property rights. The Company enters into confidentiality agreements with its employees, generally requires that its consultants and customers enter into such agreements, and limits access to and distribution of its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use of and take appropriate steps to enforce its intellectual property rights. See "Business -- Intellectual Property Rights" and " -- Legal Proceedings."

     Although the Company believes that its services, methodology and development tools do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future, or that if asserted, any such claim will be successfully defended. See "Business -- Intellectual Property Rights."

INTERNATIONAL OPERATIONS

     While international operations accounted for an insignificant portion of the Company's total revenue in each of 1994 and 1995, the Company anticipates that in the future a larger percentage of its revenue may be derived from international operations. To date, the Company has established foreign operations in New Zealand, South Africa and the United Kingdom. In order to expand sales on an international basis, the Company may establish additional foreign operations. In addition, the Company has established operations in India by forming an affiliation with Intelligroup Asia Private Limited ("Intelligroup Asia"), an entity which currently is majority owned by Messrs. Koneru and Valluripalli, two of the Company's principal shareholders. Mr. Pandey has the right, subject to necessary Indian government approvals, to acquire the remaining outstanding shares of Intelligroup Asia. The Company and Messrs. Pandey, Koneru and Valluripalli have entered into an agreement pursuant to which the Company will acquire, subject to necessary Indian government approvals, all of the outstanding capital stock of Intelligroup Asia for nominal consideration. See "Certain Transactions." Increasing foreign operations likely will require significant management attention and financial resources and could materially adversely affect the Company's business, financial condition or results of operations. In addition, there can be no assurance that the Company will be able to increase international market demand for its services. The risks inherent in the Company's international business activities include unexpected changes in regulatory environments, foreign currency fluctuations, tariffs and other trade barriers, longer accounts receivable payment cycles, difficulties in managing international operations and potential foreign tax consequences, including restrictions on the repatriation of earnings, and the burdens of complying with a wide variety of foreign laws and regulations. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales, if any, and, consequently, on the Company's business, financial condition or results of operations. See "Business -- Sales and Marketing."

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, an aggregate of 4,646,250 shares, consisting of the 1,800,000 shares offered hereby and the 2,846,250 shares offered and sold pursuant to the Company's initial public offering of its Common Stock consummated in October 1996, will be freely tradeable by persons other than "affiliates" of the Company without restriction. The remaining 6,989,350 shares held by certain current shareholders of the Company are subject to "lock-up" agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any shares of Common Stock without the prior written consent of the representative of the Underwriters until March 23, 1997. Of such shares of Common Stock, 5,856,662 shares will be eligible for resale after the expiration of the lock-up period, subject to the provisions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 1,132,688 shares of Common Stock will become eligible for sale over a period of less than two years and could be sold earlier if the holders thereof exercise any available registration rights. See "Description of Capital Stock -- Registration Rights." Of the shares of Common Stock issuable upon the exercise of outstanding options, in January 1997, 166,667 shares will become eligible for immediate resale in the public market, subject to compliance with Rules 144 and 701 under the Securities Act. Sales of substantial amounts of the Common Stock in the public market, whether by purchasers in the offering or other shareholders of the Company, or the perception that such sales could occur, may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

CONTROL BY MANAGEMENT AND EXISTING SHAREHOLDERS

     Upon completion of this offering, certain of the Company's current officers (Messrs. Pandey, Koneru and Valluripalli), directors and affiliated entities together will beneficially own approximately 60% of the outstanding shares of Common Stock (approximately 58% if the Underwriters' over-allotment option is exercised in full). As a result, these shareholders, acting together, will be able to control matters requiring approval by the shareholders of the Company, including the election of directors. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. See "Principal and Selling Shareholders."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS AND NEW JERSEY LAW

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without shareholder approval, 5,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Certificate of Incorporation also provides that: (i) the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company shall be required to adopt, amend or repeal any provision of the By-laws of the Company; (ii) shareholders of the Company may not take any action by written consent; (iii) special meetings of shareholders may be called only by the President, the Chairman of the Board or a majority of the Board of Directors and business transacted at any such special meeting shall be limited to matters relating to the purposes set forth in the notice of such special meeting; (iv) the Board of Directors, when evaluating an offer related to a tender or exchange offer or other business combination, is authorized to give due consideration to any relevant factors, including the social, legal and economic effects upon employees, suppliers, customers, creditors, the community in which the Company conducts its business, and the economy of the state, region and nation; and (v) the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company shall be required to amend the above provisions or the limitation on director liability. The foregoing provisions of the Certificate of Incorporation could have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the New Jersey Business Corporation Act, among other things, restrict the ability of certain shareholders to effect a merger or business combination or obtain control of the Company. These provisions may have the effect of delaying or preventing a change of control of the Company without action by the shareholders and, therefore, could adversely affect the price of the Company's Common Stock. In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets in which the successor corporation does not assume outstanding options or issue equivalent options, the Board of Directors of the Company is required to provide accelerated vesting of outstanding options. See "Description of Capital Stock -- Preferred Stock,"
"-- Anti-takeover Provisions" and "-- Limitation of Director Liability."

POTENTIAL VOLATILITY OF STOCK PRICE

     The market price of the shares of Common Stock may be highly volatile. Factors such as fluctuation in the Company's operating results, announcements of technological innovations or new commercial products or services by the Company or its competitors, market conditions in the computer software and hardware industries generally and quarterly fluctuations in financial results may have a significant effect on the market price of the Common Stock. Furthermore, the stock market historically has experienced volatility which has particularly affected the market prices of securities of many technology companies and which sometimes has been unrelated to the operating performances of such companies. See "Price Range of Common Stock" and "Underwriting."

ACQUISITION RISK

     The Company may acquire complementary businesses in attractive markets, with desirable customer relationships or with services complementary to those offered by the Company. The Company intends to evaluate potential acquisitions in the ordinary course of business and aggressively pursue attractive businesses. The success of such acquisitions, if any, depends not only upon the Company's ability to acquire complementary businesses on a cost-effective basis, but also upon its ability to integrate acquired operations into its organization effectively, to retain and motivate key personnel, and to retain customers of acquired firms. Although the Company reviews and considers possible acquisitions on an on-going basis, no specific acquisitions are being negotiated or planned as of the date of this Prospectus. There can be no assurance that the Company will be able to acquire or integrate such businesses successfully. Furthermore, there can be no assurance that financing for any such transactions will be available on satisfactory terms, or that the Company will be able to accomplish its objectives as a result of any such transaction or transactions. See "Use of Proceeds."

UNALLOCATED NET PROCEEDS

     The anticipated net proceeds of this offering have not been designated for specific uses. Therefore, the Board of Directors of the Company will have broad discretion with respect to the use of the net proceeds of this offering. See "Use of Proceeds."

ABSENCE OF DIVIDENDS

     The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 900,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $15.8 million, after deducting the Underwriters' discounts and commissions and estimated offering expenses payable by the Company, at an assumed offering price of $19.00 per share (the last reported sales price of the Common Stock on the Nasdaq National Market on November 20, 1996). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

     The Company intends to use the net proceeds from this offering for general corporate purposes, including working capital and possible acquisitions of businesses or services complementary to the Company's business. Although the Company reviews and considers possible acquisitions on an on-going basis, no specific acquisitions are being negotiated or planned as of the date of this Prospectus. Pending such uses, the net proceeds to the Company from this offering will be invested in short-term, investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends on its capital stock. The Company intends to retain any earnings to fund future growth and the operation of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock has been quoted on the Nasdaq National Market under the symbol "ITIG" since September 27, 1996 when the Company conducted its initial public offering. The following table sets forth, for the periods indicated, the high and low sale prices per share of Common Stock as reported by the Nasdaq National Market. The prices shown represent quotations among securities dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions.

                                                                                HIGH     LOW
                                                                               ------   ------
September 1996 (from September 27, 1996).....................................  $13 7/8  $12 5/8
October 1996.................................................................  17 5/8   13 3/8
November 1996 (through November 20, 1996)....................................  19 3/4   15 3/4

     On November 20, 1996, the last sales price of the Common Stock as reported by the Nasdaq National Market was $19.00 per share. The number of shareholders of record on October 31, 1996 was 89.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company: (i) as of September 30, 1996; (ii) on a pro forma basis after giving effect to the collection of the Company's subscriptions receivable and utilization of a portion of the net proceeds from the Company's initial public offering consummated on October 2, 1996 to prepay the subordinated debentures and repay other debt; and (iii) on a pro forma as-adjusted basis to give effect to the issuance and sale by the Company of 900,000 shares of Common Stock offered hereby, at an assumed offering price of $19.00 per share (the last reported sales price of the Common Stock on the Nasdaq National Market on November 20,
1996), after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company and the application of the estimated net proceeds therefrom by the Company.

                                                                       AS OF SEPTEMBER 30, 1996
                                                                 -------------------------------------
                                                                                            PRO FORMA
                                                                 ACTUAL      PRO FORMA     AS ADJUSTED
                                                                 -------     ---------     -----------
                                                                            (IN THOUSANDS)
Short-term debt, including subordinated debentures(1)(2).......  $11,463      $    18        $    18
                                                                 =======      =======        =======
Capital lease obligations, less current portion(1).............  $    65      $    65        $    65
                                                                 -------      -------        -------
Shareholders' equity:
  Preferred Stock, $0.01 par value, 5,000,000 shares
     authorized;
     none issued...............................................       --           --             --
  Common Stock, $0.01 par value, 25,000,000 shares authorized,
     10,735,600 shares actual (11,635,600 as adjusted) issued
     and outstanding(3)(4).....................................      107          107            116
  Additional paid-in capital...................................   19,244       19,244         35,052
  Accumulated deficit(4).......................................   (3,044)      (3,044)        (3,044)
                                                                 -------      -------        -------
     Total shareholders' equity................................   16,307       16,307         32,124
                                                                 -------      -------        -------
          Total capitalization.................................  $16,372      $16,372        $32,189
                                                                 =======      =======        =======

---------------
(1) For information concerning the Company's debt see Notes 3 and 4 of Notes to Consolidated Financial Statements. Short-term debt includes $6,000,000 of subordinated debentures (see Note 2 below).
(2) Proceeds from the issuance of $6.0 million of 9% debentures were allocated between the debentures and warrants based on their deemed fair market value. The debentures were issued with detachable warrants to purchase a maximum of 20.8% of the Common Stock of the Company at a nominal exercise price (less than $0.25 in the aggregate), decreasing to not less than 11.0% based upon the initial public offering price. Using an assumed interest rate of 15%, which the Company believes reflected a fair market interest rate for the debentures if the detachable warrants were not included, the fair market value of the warrants and the resulting discount on the debentures was approximately $1.4 million. In October 1996, following the consummation of the Company's initial public offering of Common Stock which became effective September 26, 1996, the Company prepaid all amounts outstanding under the debentures, including accrued interest. As a result, the prepayment of the debentures resulted in an extraordinary charge of $1,034,000, net of an income tax benefit of $410,000, which amount was recorded as of September 30, 1996. Other than such extraordinary charge, no additional charges to earnings relating to the warrants will occur. The actual number of shares underlying the warrants was 1,364,000 shares of Common Stock. The warrants were exercised upon the effectiveness of the Company's initial public offering of Common Stock on September 26, 1996.
(3) Excludes 500,000 shares of Common Stock issuable upon the exercise of stock options outstanding as of the date of this Prospectus at an exercise price of $8.00 per share, none of which are currently exercisable, see
    "Management -- 1996 Stock Plan," and 40,000 shares of Common Stock issuable upon the exercise of stock options outstanding as of the date of this Prospectus at an exercise price of $10.00 per share, none of which are currently exercisable, see "Management -- 1996 Non-Employee Director Stock Option Plan."
(4) Reflects the repurchase and cancellation by the Company of 4,881,066 shares from the Company's current shareholders, Messrs. Pandey, Koneru and Valluripalli, for an aggregate of $1.5 million. Such shares were repurchased to allow Messrs. Pandey, Koneru and Valluripalli to diversify their portfolios and achieve a degree of liquidity.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below as of December 31, 1995 and for the two years then ended are derived from and are qualified by reference to the audited consolidated financial statements and the related notes thereto included elsewhere in this Prospectus. The selected consolidated financial data as of December 31, 1991, 1992, 1993, 1994 and September 30, 1996, and for the three years ended December 31, 1993 and for the nine months ended September 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Company. The unaudited financial data include all adjustments consisting only of normal, recurring adjustments that the Company considers necessary for fair presentation of the financial position and results of operations for these periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results for any future period or for the full year ending December 31, 1996. The following should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus:

                                                                                                        NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                                         -------------------------------------------    ------------------
                                                          1991     1992     1993     1994     1995       1995       1996
                                                         ------   ------   ------   ------   -------    -------    -------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue..............................................  $  166   $  481   $  933   $6,800   $24,589    $16,745    $33,471
  Cost of sales........................................      88      352      628    5,842    20,021     14,102     23,972
                                                           ----     ----     ----   ------   -------    -------     ------
    Gross profit.......................................      78      129      305      958     4,568      2,643      9,499
  Selling, general and administrative
    expenses...........................................      78      128      299      986     4,452      2,716      6,896
                                                           ----     ----     ----   ------   -------    -------     ------
    Operating income (loss)............................      --        1        6      (28)      116        (73)     2,603
  Factor charges/Interest expense......................      --       --       --      409     1,175        981      1,264
                                                           ----     ----     ----   ------   -------    -------     ------
  Income (loss) before provision for
    income taxes and extraordinary
      charge...........................................      --        1        6     (437)   (1,059)    (1,054)     1,339
  Provision for income taxes...........................      --       --       --       --        --         --        410
                                                           ----     ----     ----   ------   -------    -------     ------
  Income (loss) before extraordinary charge............      --        1        6     (437)   (1,059)    (1,054)       929
  Extraordinary charge, net of income tax benefit of
    $410...............................................      --       --       --       --        --         --     (1,034)
                                                           ----     ----     ----   ------   -------    -------     ------
  Net income (loss)....................................  $   --   $    1   $    6   $ (437)  $(1,059)   $(1,054)   $  (105)
                                                           ====     ====     ====   ======   =======    =======     ======
  Earnings (loss) per share:
    Income (loss) before extraordinary charge..........  $   --   $   --   $   --   $(0.03)  $ (0.08)   $ (0.08)   $  0.09
    Extraordinary charge, net of income tax benefit....      --       --       --       --        --         --      (0.10)
                                                           ----     ----     ----   ------   -------    -------     ------
  Net income (loss) per share..........................  $   --   $   --   $   --   $(0.03)  $ (0.08)   $ (0.08)   $ (0.01)
                                                           ====     ====     ====   ======   =======    =======     ======
  Shares used in per share calculation.................  13,737   13,737   13,737   13,737    13,737     13,737     10,825
                                                           ====     ====     ====   ======   =======    =======     ======

                                                                                                            AS OF
                                                                   AS OF DECEMBER 31,                 SEPTEMBER 30, 1996
                                                          -------------------------------------     ----------------------
                                                          1991   1992   1993    1994     1995       ACTUAL    PRO FORMA(1)
                                                          ----   ----   ----   ------   -------     -------   ------------
                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.............................   $6    $ 3    $ 34   $  209   $    71     $   169     $  6,602
  Subscriptions receivable..............................   --     --      --       --        --      19,065           --
  Working capital (deficit).............................    4     (2 )   146     (426)   (1,597)     15,447       15,447
  Total assets..........................................    9     14     257    2,313     6,784      33,330       20,698
  Short-term debt, including subordinated debentures....   --     --       5    1,032     3,489      11,463           18
  Capital lease obligations, less current portion.......    7      5      52       --        81          65           65
  Shareholders' equity (deficit)........................    1      3     130     (307)   (1,366)     16,307       16,307

---------------

(1) Gives effect to the collection of the subscriptions receivable and utilization of a portion of the net proceeds from the Company's initial public offering consummated on October 2, 1996 to prepay the subordinated debentures and repay other debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company was formed in 1987 to provide systems integration and custom software development. In March 1994, the Company acquired Oxford Systems Inc. ("Oxford") in a pooling-of-interests transaction, in exchange for an aggregate two-thirds equity interest in the Company. The Company currently provides a wide range of information technology services, including enterprise-wide business process solutions, systems integration and custom software development based on leading technologies. The Company has grown rapidly since 1994 when it made a strategic decision to diversify its customer base by expanding the scope of its integration and development services and to utilize SAP software as a primary tool to implement enterprise-wide business process solutions. In 1995, the Company became a SAP National Implementation Partner and also began to utilize Oracle products to diversify its service offerings. To achieve SAP National Implementation Partner status, the Company was required to demonstrate: (1) customer satisfaction with the Company's SAP-related services; (2) its capabilities and expertise with SAP software; and (3) that its employee base included an appropriate number of SAP-experienced consultants. SAP National Implementation Partner status is awarded by SAP on an annual basis pursuant to contract. The Company's current contract expires on December 31, 1996. Contract renewal is within SAP's discretion and is expected to be based on, among other things, the following subjective criteria set forth in the Company's contract:
(1) customer satisfaction with the Company's performance and ability to deliver services in a timely and cost-effective manner; (2) quality of the Company's personnel performing SAP-related services; (3) the number and scope, without assigning any dollar amounts in the contract, of SAP R/3 projects; (4) the thoroughness of the Company's training programs for its employees; (5) achievement of mutually agreed upon goals; and (6) level of effective communication between the Company and SAP. The Agreement contains no minimum revenue requirements or cost sharing arrangements and does not provide for commissions or royalties to either party.

     The Company generates revenue from professional services rendered to customers and revenue is recognized as services are performed. The Company's services range from providing customers with a single consultant to multi-personnel full-scale projects. The Company provides these services to its customers primarily on a time and materials basis and pursuant to written contracts which can be terminated with limited advance notice, typically not more than 30 days, and without significant penalty, generally limited to fees earned and expenses incurred by the Company through the date of termination. The Company provides its services directly to end-user organizations or as a member of a consulting team assembled by another information technology consulting firm to Fortune 1000 and other large and mid-sized companies. The Company generally bills its customers semi-monthly for the services provided by its consultants at contracted rates. Where contractual provisions permit, customers also are billed for reimbursement of expenses incurred by the Company on the customers' behalf.

     The Company has derived and believes that it will continue to derive a significant portion of its revenue from a limited number of customers and projects. For the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996, the Company's ten largest customers accounted for approximately 61%, 56% and 64% of its revenue, respectively. During 1994, AT&T accounted for more than 10% of revenue. In 1995, Ernst & Young LLP and Price Waterhouse LLP each accounted for more than 10% of revenue. During the first nine months of 1996, Ernst & Young LLP, Price Waterhouse LLP and Bristol-Myers Squibb each accounted for more than 10% of revenue. For the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996, 64%, 50% and 45%, respectively, of the Company's revenue was generated by serving as a member of consulting teams assembled by other information technology consulting firms. There can be no assurance that such information technology consulting firms will continue to engage the Company in the future at current levels of retention, if at all. During the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, 33%, 69% and 75%, respectively, of the Company's total revenue was derived from projects in which the Company implemented software developed by SAP.

     The Company's most significant cost is project personnel expenses, which consist of consultant salaries, benefits and payroll-related expenses. Thus, the Company's financial performance is based primarily upon billing margin (billable hourly rate less the cost to the Company of a consultant on an hourly basis) and personnel utilization rates (billable hours divided by paid hours). The Company believes that turnkey project management assignments typically carry higher margins. The Company intends to accelerate a shift to such higher-margin turnkey management assignments and more complex projects by leveraging its reputation, existing capabilities, proprietary implementation methodology, development tools and offshore development capabilities with expanded sales and marketing efforts and new service offerings to develop turnkey project sales opportunities with existing customers and to expand its market to new customers. The Company's inability to accelerate a shift to higher-margin turnkey management assignments and more complex projects may adversely impact the Company's future growth. Although the Company expects that it will utilize its proprietary implementation methodology in an increasing number of projects, there can be no assurance that the Company will be engaged to do so.

     Since late 1994, the Company has made substantial investments in its infrastructure in order to support its rapid growth. For example, in 1994, the Company established and funded an affiliated operation in India, the Advanced Development Center, and established a sales office in California. In addition, from 1994 to date, the Company has incurred significant expenses to develop proprietary development tools and "4 SIGHT", its proprietary accelerated implementation methodology. Commencing in 1995, the Company has been increasing its sales force and its marketing, finance, accounting and administrative staff. The Company employed 41 such personnel as of September 30, 1996, as compared to eight such personnel as of January 1, 1995.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain financial data as a percentage of revenue:

                                                                     PERCENTAGE OF REVENUE
                                                              -----------------------------------
                                                                                    NINE MONTHS
                                                                YEAR ENDED        ENDED SEPTEMBER
                                                               DECEMBER 31,             30,
                                                              ---------------     ---------------
                                                              1994      1995      1995      1996
                                                              -----     -----     -----     -----
Revenue.....................................................  100.0%    100.0%    100.0%    100.0%
Cost of sales...............................................   85.9      81.4      84.2      71.6
                                                              -----     -----     -----     -----
  Gross profit..............................................   14.1      18.6      15.8      28.4
Selling, general and administrative expenses................   14.5      18.1      16.2      20.6
                                                              -----     -----     -----     -----
  Operating income (loss)...................................   (0.4)      0.5      (0.4)      7.8
Factor fees/Interest expense................................    6.0       4.8       5.9       3.8
                                                              -----     -----     -----     -----
Income (loss) before provision for income taxes and
  extraordinary charge......................................   (6.4)     (4.3)     (6.3)      4.0
Provision for income taxes..................................     --        --        --       1.2
                                                              -----     -----     -----     -----
Income (loss) before extraordinary charge...................   (6.4)     (4.3)     (6.3)      2.8
Extraordinary charge, net of income tax benefit.............     --        --        --      (3.1)
                                                              -----     -----     -----     -----
Net loss....................................................   (6.4)%    (4.3)%    (6.3)%    (0.3)%
                                                              =====     =====     =====     =====

Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

     Revenue. Revenue increased by 99.9%, or $16.8 million, from $16.7 million in the first nine months of 1995 to $33.5 million in the first nine months of 1996. This increase was attributable primarily to increased demand for the Company's SAP-related consulting services and, to a lesser extent, to increased demand for the Company's systems integration and custom software development services.

     Gross profit. The Company's cost of sales includes primarily the cost of salaries to consultants and related employee benefits and payroll taxes. The Company's cost of sales increased by 70.0%, or $9.9 million, from $14.1 million in the first nine months of 1995 to $24.0 million in the first nine months of 1996. The increase was due to increased personnel costs resulting from the hiring of additional consultants to support the significant increase in demand for the Company's services. The Company's gross profit increased by 259.4% or $6.9 million, from $2.6 million in the first nine months of 1995 to $9.5 million in the first nine months of 1996. Gross profit margin increased from 15.8% of revenue in the first nine months of 1995 to 28.4% of revenue in the first nine months of 1996. The increase in such gross profit margin was attributable primarily to the fact that revenue increased at a faster rate than cost of sales which resulted from a combination of improved billing margins and greater consultant utilization.

     Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of administrative salaries, sales person compensation, travel and entertainment, the costs associated with the Advanced Development Center and related development costs and professional fees. Selling, general and administrative expenses increased by 153.9%, or $4.2 million, from $2.7 million in the first nine months of 1995 to $6.9 million in the first nine months of 1996, and increased as a percentage of revenue from 16.2% to 20.6%, respectively. The increases in such expenses were due primarily to the expansion of the Company's sales and marketing force in 1995 and 1996, the additional accounting and financial personnel added in the first nine months of 1996, and increased travel and entertainment expenses due to the growth of the business and the employee base.

     Factor fees/Interest expense. Factor fees are the charges incurred by the Company to finance its accounts receivable. The rapid increase in the Company's business and revenue resulted in increased working capital requirements and the Company utilized its increasing accounts receivable base as a source of security to obtain financing because the Company was unable to obtain more traditional financing. See "-- Liquidity and Capital Resources." The Company also incurred interest expense for bank borrowings and capital lease transactions and, beginning in April 1996, for the subordinated debentures. Such expenses increased by 28.8%, or $283,000, from $981,000 in the first nine months of 1995 to $1.3 million in the first nine months of 1996, but decreased as a percentage of revenue from 5.9% to 3.8%, respectively. The Company changed factors in October 1995, resulting in lower factor rates. The effect of the decrease in factor rates in conjunction with a partial replacement of the factor debt with a portion of the proceeds from the issuance of subordinated debentures was offset by an increase in the volume of accounts receivable financed. The Company utilized a portion of the net proceeds from its initial public offering of Common Stock consummated on October 2, 1996 to repay all amounts outstanding and due to the factor. The Company terminated such factor agreement effective October 10, 1996.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenue. Revenue increased by 261.6%, or $17.8 million, from $6.8 million in 1994 to $24.6 million in 1995. This increase was attributable primarily to increased demand for the Company's SAP-related consulting services and, to a lesser extent, to increased demand for the Company's systems integration and custom software development services.

     Gross profit. The Company's cost of sales increased by 242.7%, or $14.2 million, from $5.8 million in 1994 to $20.0 million in 1995. The increase was due to increased personnel costs resulting from the hiring of additional consultants to support the Company's significant increase in demand for the Company's services. The Company's gross profit increased by 376.8%, or $3.6 million, from $958,000 in 1994 to $4.6 million in 1995. Gross profit margin increased from 14.1% of revenue in 1994 to 18.6% of revenue in 1995. The increase in such gross profit margin was attributable primarily to the fact that revenue increased at a faster rate than cost of sales which resulted from a combination of improved billing margins and greater consultant utilization.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased by 351.5%, or $3.5 million, from $986,000 in 1994 to $4.5 million in 1995, and increased as a percentage of revenue from 14.5% to 18.1% of revenue, respectively. The increases in such expenses in absolute dollars and as percentage of revenue were due primarily to the expansion of the Company's sales and marketing activities to support the Company's growth. In 1995, selling, general and administrative expenses included operations in India and California which were established in late 1994.

     Factor fees/Interest expense. Factors fees and interest expense increased by 187.3%, or $766,000, from $409,000 in 1994 to $1.2 million in 1995 as a result of increased volume of accounts receivable financed resulting from revenue increases. The Company did not establish a collections department until the first quarter of 1996. Slow accounts receivable turnover in 1995 contributed to increased factor fees. Factor fees and interest expense decreased as a percentage of revenue from 6.0% to 4.8% of revenue in 1994 and 1995, respectively, as a result of increased revenue.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table presents certain condensed unaudited quarterly financial information for each of the eleven quarters through September 30, 1996. This information is derived from unaudited consolidated financial statements of the Company that include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results of operations for such periods, when read in conjunction with the audited Consolidated Financial Statements of the Company and notes thereto appearing elsewhere in this Prospectus.

                                                                         QUARTER ENDED
                              ---------------------------------------------------------------------------------------------------
                             MAR. 31  JUNE 30  SEPT. 30  DEC. 31  MAR. 31  JUNE 30  SEPT. 30  DEC. 31  MAR. 31  JUNE 30  SEPT. 30
                               1994     1994     1994     1994     1995      1995     1995     1995     1996     1996      1996
                              ------   ------   ------   ------   -------   ------   ------   ------   ------   -------   -------
                                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue...................... $  644   $1,082   $2,481   $2,593   $ 3,850   $5,623   $7,272   $7,844   $8,710   $10,916   $13,845
Cost of sales................    437      707    1,704    2,994     3,857    4,454    5,791    5,919    6,423     7,723     9,825
                              ------   ------   ------   ------   -------   ------   ------   ------   ------   -------   -------
  Gross profit...............    207      375      777     (401)       (7)   1,169    1,481    1,925    2,287     3,193     4,020
Selling, general and
  administrative expenses....     30      218      372      366       721      816    1,179    1,736    1,644     2,421     2,831
                              ------   ------   ------   ------   -------   ------   ------   ------   ------   -------   -------
  Operating income (loss)....    177      157      405     (767)     (728)     353      302      189      643       772     1,189
Factor fees/Interest
  expense....................     28       67      149      165       320      317      344      194      315       387       562
                              ------   ------   ------   ------   -------   ------   ------   ------   ------   -------   -------
Income (loss) before
  provision for income taxes
  and extraordinary charge...    149       90      256     (932)   (1,048)      36      (42)      (5)     328       385       627
Provision for income taxes...     --       --       --       --        --       --       --       --      101       117       193
                              ------   ------   ------   ------   -------   ------   ------   ------   ------   -------   -------
Income (loss) before
  extraordinary charge.......    149       90      256     (932)   (1,048)      36      (42)      (5)     227       268       434
Extraordinary charge, net of
  income tax benefit.........     --       --       --       --        --       --       --       --       --        --    (1,034)
                              ------   ------   ------   ------   -------   ------   ------   ------   ------   -------   -------
Net income (loss)............ $  149   $   90   $  256   $ (932)  $(1,048)  $   36   $  (42)  $   (5)  $  227   $   268   $  (600)
                              ======   ======   ======   ======   =======   ======   ======   ======   ======   =======   =======
Earnings (loss) per share:
  Income (loss) before
    extraordinary charge..... $ 0.01   $ 0.01   $ 0.02   $(0.07)  $ (0.08)  $ 0.00   $ 0.00   $ 0.00   $ 0.02   $  0.02   $  0.05
  Extraordinary charge, net
    of income tax benefit....     --       --       --       --        --       --       --       --       --        --     (0.12)
                              ------   ------   ------   ------   -------   ------   ------   ------   ------   -------   -------
  Net income (loss) per
    share.................... $ 0.01   $ 0.01   $ 0.02   $(0.07)  $ (0.08)  $ 0.00   $ 0.00   $ 0.00   $ 0.02   $  0.02   $ (0.07)
                              ======   ======   ======   ======   =======   ======   ======   ======   ======   =======   =======
Shares used in per share
  calculation................ 13,737   13,737   13,737   13,737    13,737   13,737   13,737   13,737   13,737    11,913     8,877
                              ======   ======   ======   ======   =======   ======   ======   ======   ======   =======   =======

     The Company's historical operating results have varied substantially from quarter to quarter, and the Company expects that they will continue to do so. Due to the relatively fixed nature of certain of the Company's costs, including personnel and facilities costs, a decline in revenue in any fiscal quarter would result in lower profitability in that quarter. A variety of factors, many of which are not within the Company's control, influence the Company's quarterly operating results, including seasonal patterns of hardware and software capital spending by customers, information technology outsourcing trends, the timing, size and stage of projects, new service introductions by the Company or its competitors, levels of market acceptance for the Company's services or the hiring of additional staff. Operating results also may be impacted by the timing of billings and changes in the Company's billing and utilization rates. The Company believes, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future performance. Demand for the Company's services generally is lower in the fourth quarter due to reduced activity during the holiday season and fewer working days for those customers which curtail operations during such period. The Company anticipates that its business will continue to be subject to such seasonal variations.

BACKLOG

     The Company generally enters into written contracts with its customers at the time it commences work on a project. These written contracts contain varying terms and conditions and the Company does not generally believe it is appropriate to characterize such written contracts as creating backlog. In addition, because these written contracts often provide that the arrangement can be terminated with limited advance notice and without significant penalty, the Company does not believe that projects in process at any one time are a reliable indicator or measure of expected future revenue. In the event that a customer terminates a project, the customer remains obligated to pay the Company for services performed by it through the date of termination.

LIQUIDITY AND CAPITAL RESOURCES

     On October 2, 1996, the Company consummated an initial public offering of 2,846,250 shares of its Common Stock (which includes 371,250 additional shares to cover over-allotments) at a price of $10.00 per share, of which 2,050,000 shares were issued and sold by the Company and 796,250 shares, including the additional shares to cover over-allotments, were sold by the Selling Shareholders. The net proceeds to the Company from such initial public offering, after underwriting discounts and commissions and other expenses of such offering, were approximately $17.9 million. The Company did not receive any proceeds from the sale of shares sold by the Selling Shareholders.

     Since its inception, the Company has funded its operations primarily from factoring of accounts receivable and equipment leases. Cash used in operating activities was $715,000 and $2.3 million in 1994 and 1995, respectively, and resulted primarily from the growth in accounts receivable and unbilled services. During the nine months ended September 30, 1996, cash used in operating activities was $4.7 million which resulted primarily from increases in accounts receivable and unbilled services.

     The Company's working capital deficit was $1.6 million at December 31, 1995. The Company had working capital of $15.4 million at September 30, 1996.

     The Company's subscriptions receivable of approximately $19.1 million at September 30, 1996 were collected on October 2, 1996. In accordance with investment guidelines approved by the Company's Board of Directors, cash balances in excess of those required to prepay the subordinated debentures, including accrued interest, repay its factor debt obligation and fund operations have been invested in short-term U.S. Treasury securities and commercial paper with a credit rating no lower than A1/P1.

     The Company invested $89,000, $142,000 and $524,000 in capital equipment and furniture in 1994, 1995 and the first nine months of 1996, respectively. Although there are no other material commitments for capital expenditures currently outstanding, the Company intends further capital expenditures for computer equipment in 1996 approximating $400,000. See "Use of Proceeds."

     The Company's factoring agreement with Access Capital, Inc. (the "Factor") required that the Company offer all of its trade accounts receivable to the Factor for financing; however, the Factor was under no obligation to accept any or all of such receivables. Due to a combination of factors, including the rapid growth of the Company, the lack of available tangible security to utilize as collateral and the absence of historical operating profits prior to 1996, the Company was unable to obtain more traditional financing. On October 10, 1996, the Company repaid approximately $4.4 million, consisting of all amounts outstanding under the agreement with the Factor and terminated the Factor agreement. The Company is seeking more traditional financing, such as a bank line of credit. No assurance can be made that such financing will be available on terms acceptable to the Company, if at all.

     In October 1995 and May 1996, the Company deposited $100,000 and $200,000 of cash, respectively, in an escrow account pursuant to an agreement with its former factor subject to the disposition of certain unresolved differences between the Company and such factor relating to the factor fees and amounts due between the parties. These differences were resolved by the parties in June 1996, and approximately $197,000 was returned to the Company and the remaining balance was released to such former factor.

     In March 1996, in anticipation of the debenture financing described below, the Company obtained a $750,000 line of credit, payable on demand, from a bank. The line of credit carried interest at the federal funds rate plus 1%. Borrowings under the line totalled $200,000 at March 31, 1996 and $300,000 in April 1996, when the Company repaid all amounts outstanding under such line in connection with the debenture financing described below. The line of credit has been terminated in accordance with the terms of such debenture financing.

     In April 1996, the Company issued and sold five-year 9% subordinated debentures in the aggregate principal amount of $6.0 million to Summit Ventures IV, L.P. and Summit Investors III, L.P. The subordinated debentures were issued to raise funds for working capital and general corporate purposes, to repurchase from current shareholders, Messrs. Pandey, Koneru and Valluripalli, an aggregate of 4,881,066 shares of Common Stock for an aggregate of $1.5 million, to repay approximately $300,000 outstanding under the $750,000 credit facility described above and to satisfy approximately $358,000 of cash overdrafts. Upon receipt of the net proceeds from the Company's initial public offering in October 1996, the Company prepaid approximately $6.3 million, representing all amounts outstanding under such debentures, including interest. See "Certain Transactions." As a result of such prepayment, the Company incurred an extraordinary, non-cash charge of $1,034,000, net of an income tax benefit of $410,000.

     Subsequent to December 31, 1995, the Company determined that it had unrecorded and unpaid federal and state payroll-related taxes for certain employees. As a result of the Company's voluntary disclosure to the Internal Revenue Service of certain unpaid tax liabilities, on June 5, 1996, the Company received an audit assessment from the Internal Revenue Service for unpaid 1994 and 1995 federal income tax withholding, FICA and FUTA taxes in the aggregate amount of $814,000, of which approximately $800,000 was paid in August 1996. No interest or penalties were assessed. Reserves, aggregating $1.0 million, including the amount of the Internal Revenue Service audit assessment, were recorded at December 31, 1995. No assurance may be given, however, that interest, penalties or additional state or federal taxes will not be assessed in the future. The Company's principal shareholders, Messrs. Pandey, Koneru and Valluripalli, have agreed to indemnify the Company for any and all losses which the Company may sustain, in excess of the $1.0 million reserve, net of any tax benefits realized by the Company, arising from or relating to federal or state tax, interest or penalty payment obligations resulting from the above subject matter. See "Certain Transactions." The Company believes that its failure to record and pay 1994 and 1995 federal and state payroll-related taxes for certain employees resulted from a combination of factors, including lack of internal controls, lack of financial expertise and oversight, and the Company's reliance on outside professional advice. The Company hired a Chief Financial Officer in January 1996 who has implemented accounting and financial controls to ensure the Company's compliance with payroll tax regulations.

     The Company believes that the net proceeds of this offering, together with available funds, anticipated future credit arrangements and the cash flow expected to be generated from operations, will be adequate to satisfy its current and planned operations for at least the next 24 months. The Company is seeking a bank line of credit. No assurance can be made that such financing will be available on terms acceptable to the Company, if at all.

RECENT PRONOUNCEMENTS ON ACCOUNTING FOR STOCK-BASED COMPENSATION

     In October 1995, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which requires companies to measure employee stock compensation plans based on the fair value method using an option pricing model or to continue to apply Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," and provide pro forma footnote disclosures under the fair value method. The Company continues to apply Accounting Principles Board No. 25 and will provide pro forma footnote disclosure.

                                    BUSINESS

GENERAL

     Intelligroup provides a wide range of information technology services, including enterprise-wide business process solutions, systems integration and custom software development based on leading technologies. The Company has grown rapidly since 1994 when it made a strategic decision to diversify its customer base by expanding the scope of its integration and development services, and to utilize SAP software as a primary tool to implement enterprise-wide business process solutions. In 1995, the Company became a SAP National Implementation Partner and also began to utilize Oracle products to diversify its service offerings. The Company's custom software development services are enhanced by its exclusive access to qualified and experienced programmers at its affiliated Advanced Development Center located in India and connected to the Company's headquarters in the United States and to certain customer sites by dedicated, high speed satellite links. The Company provides its services directly to end-user organizations or as a member of consulting teams assembled by other information technology consulting firms. The number of customers billed by the Company has grown substantially from three customers in 1993 to 75 customers in 1995 and to 90 customers for the nine months ended September 30, 1996. The Company's customers are Fortune 1000 and other large and mid-sized companies, as well as other information technology consulting firms, and include AT&T, American Cyanamid, Bristol-Myers Squibb, Citibank, Ernst & Young LLP, IBM, ICS Deloitte & Touche LLP and Price Waterhouse LLP.

INDUSTRY BACKGROUND

     Many large and mid-sized businesses face a rapidly changing business environment, intense global competition and accelerating technological change. To remain competitive, such businesses continually seek to improve the quality of products and services, lower costs, reduce cycle times and increase value to customers. Businesses are implementing and utilizing advanced information technology solutions that enable them to redesign their business processes in such areas as product development, service delivery, manufacturing, sales and human resources. The ability of an organization to integrate and deploy redesigned business processes and related information technologies timely and cost effectively is critical in the changing business environment.

     Concurrently, businesses are migrating from legacy systems running proprietary software to open systems and client/server architectures based on personal computers, LANs/WANs, shared databases and packaged software applications. Such client/server systems, when developed and implemented appropriately, enable the creation and utilization of more functional and flexible applications which are critical to the competitive needs of businesses. Organizations often acquire packaged enterprise-wide business software applications for client/server systems, including those offered by leading vendors, such as SAP, Oracle, PeopleSoft or Baan, and implement or customize these applications to match their needs. Organizations also may develop customized software applications designed for their specific business needs.

     Despite the advantages of client/server systems, the complex task of developing and implementing enterprise-wide, mission-critical, client/server solutions presents significant challenges for most organizations and often is a time consuming and costly undertaking. Implementing client/server solutions typically requires significant allocation of organizational resources. Information technology managers must integrate and manage open systems and distributed computing environments consisting of multiple computing platforms, operating systems, databases and networking protocols, and implement packaged enterprise software applications to support business objectives. Companies also must continually keep pace with new technological developments which can render internal information technology skills outmoded. Professionals with the requisite technology skills often are in short supply and many organizations are reluctant to expand their internal information systems department for particular projects. At the same time, external economic factors encourage organizations to focus on their core competencies and trim workforces in the information technology management area. Accordingly, organizations often lack sufficient technical resources necessary to design, develop and implement emerging information technology solutions on a timely basis.

     To support their information technology needs, many businesses increasingly engage experienced outside specialists to develop and implement solutions, in shorter timeframes and at lower costs, while reducing implementation risks. As a result, demand for information technology services has grown significantly. According to industry sources, the global demand for SAP-related consulting services alone was estimated to be $3.0 billion in 1995.

THE INTELLIGROUP SOLUTION

     Intelligroup provides information technology services to develop and implement cost-effective client/server business solutions on a timely basis by combining its expertise in a wide range of technologies and business processes with its proprietary implementation methodology and development tools. The Company believes it offers the following advantages:

     Expertise in a Wide Range of Technologies: The Company's consultants have expertise with SAP and Oracle products and with a wide variety of leading computing technologies, including client/server architectures, object-oriented technologies, CASE, distributed database management systems, micro-to-mainframe connectivity, LAN/WAN and telecommunications technologies. Since many of the Company's customers have invested in a variety of technologies, including legacy systems, the Company also develops solutions for these environments.

     Accelerated Implementation Methodology: The Company recently has developed a proprietary implementation methodology, "4 SIGHT", which is designed to minimize the time required to develop and implement SAP and Oracle solutions for its customers. "4 SIGHT" is designed to be technology independent and modular so that it may be utilized by the Company's consultants and project managers in other packaged applications development or software customization projects. The Company only recently began marketing its new implementation capability, which currently is being utilized in two projects, each of which involves implementation of a SAP solution for a Fortune 500 company in which the Company has been retained directly by the end-user organization. See "-- Customers."

     Value-Oriented Implementation: The Company provides experienced project managers and consultants to its customers. The Company believes that its personnel are effective because of their industry experience. Currently, a majority of its consultants have over three years information technology consulting experience and approximately 25% of its consultants have over five years of such experience. In addition, the Company has the ability to develop and implement business solutions through its affiliated offshore Advanced Development Center in India which gives the Company access to qualified and experienced programmers at a reduced labor cost.

     Customer-Driven Approach: The Company's project managers and consultants maintain on-going communication and close interaction with customers to ensure that they are involved in all facets of a project and that the solutions designed and implemented by the Company meet the customer's needs. The Company's goal is to provide training to its customers during a project to achieve high levels of self-sufficiency among its customers' end users and internal information technology personnel. The Company believes that its ability to deliver the requisite knowledge base to its customers is critical to fostering long-term relationships with, and generating referrals from, existing customers.

STRATEGY

     The Company's objective is to be a leading provider of a wide range of information technology services, including enterprise-wide business process solutions, systems integration and custom software development based on leading technologies. The Company's strategy includes the following key elements:

     Accelerate Shift to Turnkey Project Management: The Company provides its services directly to its customers or as a member of consulting teams in which other information technology consulting firms serve as project managers. To date, the Company has been retained primarily to implement project specifications designed by other members of the project team. The Company believes that turnkey project management assignments typically carry higher margins. The Company intends to accelerate a shift to such higher-margin turnkey project management assignments and to more complex projects. The Company seeks to accomplish such shift by leveraging its reputation, existing capabilities, proprietary implementation methodology, development tools, and offshore development capabilities with expanded sales and marketing efforts and new service offerings to develop turnkey project sales opportunities with existing customers and to expand its market to new customers. The Company's inability to accelerate a shift to higher-margin turnkey project management assignments and more complex projects may adversely impact the Company's future growth. The Company is unable to determine the period of time it may take to accomplish such shift and no assurance may be given that such shift will occur. Turnkey project management assignments require the Company to allocate resources to employ qualified project managers and consultants and direct sales personnel. In addition, such assignments carry long sales cycles, typically ranging from one to six months. See "-- Sales and Marketing."

     Maintain and Expand Long-Term Customer Relationships: The Company recognizes the importance of offering superior services to its customers, which it believes is essential to building long-term customer relationships. The Company believes that satisfying customer expectations within established budgets and estimated timeframes is critical to gaining repeat business and generating new business from referrals. As information technology continues to evolve, the Company believes that service providers with established customer relationships and the ability to maintain a high level of expertise in new technologies will be market leaders.

     Leverage and Expand Strategic Relationships: The Company currently maintains strategic relationships with SAP and Oracle, which are leading enterprise software applications developers. The Company believes that its designation as a SAP National Implementation Partner and its status as an Oracle services provider results in direct referrals and in enhanced industry recognition. The Company also believes that such relationships enable the Company to broaden its customer base, maintain technological leadership and increase its competitiveness. The Company intends to continue to cultivate its relationships with SAP and Oracle to expand its sales opportunities. The Company also seeks to continue to form alliances with other developers and vendors of information technologies. In addition, the Company seeks to form strategic alliances with other business partners, such as management consulting firms, to pursue joint business opportunities.

     Maintain Technological Leadership and Enhance Methodology and Development
Tools: The Company intends to continue to enhance its proprietary implementation methodology and development tools as new information technology challenges and technologies emerge. The Company also intends to leverage "4 SIGHT" by porting it to other leading software applications in addition to SAP. For example, "4 SIGHT" recently has been adapted for Oracle implementations. The Company continually evaluates new and emerging software applications and technologies and intends to incorporate such technologies into the Company's service offerings.

     Attract and Retain Skilled, Motivated Technical Employees: The Company believes that its future success depends upon its ability to continue to attract, retain and train skilled, motivated technical employees. To this end, the Company focuses on maintaining its merit-driven employment environment and incentive systems, including the implementation of its stock incentive plan, to continue to motivate and reward its employees and to align their goals with those of the Company. The Company believes that it will continue to benefit from the recruitment efforts of its existing employee base to attract additional qualified consultants and programmers in a highly competitive employment environment.

     Expand Global Sales and Marketing Efforts: The Company intends to expand its sales and marketing efforts by hiring additional experienced sales personnel, leveraging existing customers to gain referrals, offering new services to new and existing customers, and utilizing its relationships with industry leading information technology providers. In addition, the Company intends to expand by establishing additional sales offices in the United States and abroad in areas in which the Company has a base of customers or perceives significant market opportunities. The Company believes that a strong domestic and international presence will enhance its competitiveness by providing additional sales presence at the local level. To date, the Company has established operations or affiliated operations in New Jersey, California, India, New Zealand, South Africa and the United Kingdom.

INTELLIGROUP SERVICES

     Intelligroup provides a wide range of information technology services, including (i) enterprise-wide business process solutions utilizing SAP R/3 and Oracle products, which are leading software applications; and (ii) systems integration and custom software development solutions in a wide variety of computing environments utilizing leading technologies, including client/server architectures, object-oriented technologies, CASE, distributed database management systems, LAN/WAN and telecommunications technologies. The Company's services range from providing customers with a single consultant to multi-personnel full-scale projects. The Company provides these services to its customers primarily on a time and materials basis and pursuant to agreements which are terminable upon relatively short notice. The Company's custom software development services are enhanced by its exclusive access to qualified and experienced programmers at the Advanced Development Center located in India and connected to the Company's headquarters in the United States and to certain customer sites by dedicated, high speed satellite links.

  ENTERPRISE-WIDE BUSINESS PROCESS SOLUTIONS

     The Company designs, develops, integrates and implements sophisticated business process solutions utilizing SAP R/3 and Oracle products and incorporating best business practices and methods. The Company builds business solutions for its customers by focusing on each customer's business objectives and by providing business process re-engineering, information systems strategic planning, technology implementation, comprehensive training and organizational change management services. The Company believes that its expertise in a wide variety of technologies, coupled with its ability to provide comprehensive business process solutions and timely and cost-effective implementation of new business systems, enables its customers to achieve substantial improvements in efficiency and effectiveness in their businesses and fosters long-term customer relationships.

      On-line Project Management System ("OPMS"): The Company utilizes its OPMS to monitor enterprise-wide business process solutions development projects. The Company designed OPMS as a SAP subsystem developed in R/3 and installable on customers' SAP systems. OPMS provides real-time information relating to: the current stage of development of each program; the number of man-hours spent at each stage of development; total man-hours spent on development during any interval of time; programs developed by each programmer; analysis of time spent on the development project; and technical information, including source code, documentation and tables used in the system. The Company believes that OPMS also shortens the turn-around time for program development as it streamlines the information flow between the Company's offices and customer sites.

      Accelerated Implementation Methodology: As a result of its experience in implementing SAP software, the Company has developed a proprietary methodology, "4 SIGHT", for implementing enterprise business software applications. "4 SIGHT", used by the Company to date solely in projects implementing SAP R/3, is designed to be portable to other packaged software applications, including those offered by Oracle, PeopleSoft and Baan, and to be adaptable to the scope of a particular project. "4 SIGHT" recently has been adapted for Oracle implementations. The following chart outlines the framework of the Company's methodology:
--------------------------------------------------------------------------------

                                   "4 SIGHT"
--------------------------------------------------------------------------------

            PHASE                 DESCRIPTION                      SELECTED ACTIVITIES
----------------------   -----------------------------    -----------------------------------------
       Requirements      Develop a detailed project       - Project goals definition
       Analysis          plan.                            - Project scoping and planning
                                                          - Process identification
                                                          - Cost/benefit analysis
                                                          - Data requirement analysis
                                                          - Detailed implementation plan
                                                          development
---------------------------------------------------------------------------------------------------
       Prototyping       Convert the customer's           - Business process prototyping
                         business requirements to a       - Report prototyping
                         basic systems solution.          - Design data conversion
                                                              implementation and enhancements
                                                          - Transaction testing
---------------------------------------------------------------------------------------------------
       Development       Implement end user input to      - Software customization
                         customize the solution,          - New reports and layouts development
                         integrate with other systems     - Data interfaces completion
                         and prepare for the "go-live"    - Data conversion
                         point.                           - Technical implementation
                                                          - System testing
                                                          - Training preparation
---------------------------------------------------------------------------------------------------
       Implementation    Determine the most               - Data conversion
                         appropriate implementation       - Acceptance testing
                         approach, including "big         - Maintenance handover
                         bang," functionally phased       - Benefits tracking
                         and location phased              - Implementation review
                         approaches.

--------------------------------------------------------------------------------

     The Company believes that the use of "4 SIGHT" throughout an implementation project may enable its customers to realize significant savings in time and resources.

  SYSTEMS INTEGRATION AND CUSTOM SOFTWARE DEVELOPMENT

     The Company provides a broad range of systems integration and customized application solutions to customers in a wide variety of industries. The Company is engaged by customers to undertake feasibility studies, systems engineering, custom software development and tailoring, migration strategies, systems design, development, testing, integration, implementation, training and support in a wide variety of computing environments. The Company, in providing such services, utilizes leading technologies, including client/server architectures, object-oriented technologies, CASE, distributed database management systems, LAN/WAN and telecommunications technologies.

  ADVANCED DEVELOPMENT CENTER

     The Company provides cost-effective, timely custom software development and tailoring in the United States, at customer sites and through its affiliated Advanced Development Center ("ADC") located in Hyderabad, India. The ADC is connected to the Company's headquarters in the United States and to certain customer sites by dedicated, high speed satellite links. The ADC is owned by Intelligroup Asia, a corporation organized pursuant to the laws of India and majority owned by Messrs. Koneru and Valluripalli, two of the principal shareholders of the Company. The ADC is operated for the sole and exclusive use and benefit of the Company. See "Certain Transactions." The ADC is staffed with qualified and experienced programmers, including those with SAP configuration expertise and SAP's ABAP/4 programming capability. The Company utilizes the programmers at the ADC, in conjunction with its consultants in the United States who are on site at customer locations, to provide its customers with savings in development and implementation costs and time to project completion. All development projects undertaken by the ADC are monitored by the Company's OPMS. OPMS also minimizes the turn-around time for program development as it streamlines the information flow between customer sites and the ADC. The Company intends to utilize the ADC to provide similar development services to customers that utilize software applications other than SAP software.

SALES AND MARKETING

     The Company historically has generated new sales leads from referrals from existing customers, and from introductions to potential customers by SAP or Oracle, which often need to recommend qualified systems integrators to implement their software products. In addition, the Company has been introduced to customers by certain of its competitors, such as "Big Six" accounting firms, which at times require the Company's expertise and ability to deliver qualified personnel for complex projects. To date, the Company has been able to grow its customer base without allocating significant resources to its sales and marketing effort. The Company believes, however, that in order to continue its growth, it must dedicate an increased level of resources to more focused sales and marketing efforts. The Company will continue to market to potential customers with demonstrated needs for the Company's expertise in core information technologies and solutions such as SAP. To implement this plan, the Company intends to expand its dedicated sales and marketing force by hiring several individuals with experience in the industry sectors in which the Company has prior experience.

     Among its sales and marketing efforts, the Company's sales force has presented the Company's expertise at SAPPHIRE, the annual SAP America conference for SAP service providers and end-users, and uses direct marketing techniques. The Company intends to increase its participation in industry-recognized programs and trade shows. Most importantly, however, the Company believes that satisfying customer expectations within budgets and time schedules is critical to gaining repeat business and obtaining new business from referrals. The Company believes that it has consistently met customer expectations with respect to budgets and time schedules.

     As of September 30, 1996, the Company's sales and marketing group consisted of 12 employees in the United States and one in the United Kingdom. The Company markets and delivers its services to customers on an international basis through its network of offices. The Company's headquarters in New Jersey and its branch office in San Jose, California serve the United States market. Intelligroup Asia serves as the Company's sales agent in Asia and the Middle East. In addition, the Company also has established operations in New Zealand and currently has information technology consultants on-site at a customer location. The Company intends to add sales and marketing capabilities in New Zealand. In February 1996, the Company established a sales office in South Africa. The Company also established operations in the United Kingdom in June 1996. The Company also intends to increase its local presence in the United States by opening additional sales offices and by expanding its sales and marketing staff in New Jersey and California.

     The Company's services require a substantial financial commitment by customers and, therefore, typically involve a long sales cycle. Once a lead is generated, the Company endeavors to understand quickly the potential customer's business needs and objectives in order to develop the appropriate solution and bid accordingly. The Company's project managers are involved throughout the sales cycle to ensure mutual understanding of customer goals, including time to completion, and technological requirements. Sales cycles for complex business solutions projects typically range from one to six months from the time the Company initially meets with a prospective customer until the customer decides whether to authorize commencement of an engagement.

CUSTOMERS

     The Company provides its services directly to Fortune 1000 and other large and mid-sized companies, many of which have information-intensive, multinational operations, or as a member of a consulting team assembled by other information technology consultants, such as "Big Six" accounting firms. The number of customers billed by the Company has grown substantially from three customers in 1993 to 75 customers for the year ended December 31, 1995. For the nine months ended September 30, 1996, the Company billed 90 customers.

     Since January 1, 1994, the Company has served customers in a broad range of industries. The following list includes representative customers which have engaged the Company to perform services for which the Company has generated a minimum of $250,000 in revenue from January 1, 1994 through September 30, 1996.

                                 IT CONSULTING
                         ------------------------------
                              Andersen Consulting
                               Ernst & Young LLP
                           ICS Deloitte & Touche LLP
                             KPMG Peat Marwick LLP
                              Price Waterhouse LLP

                                BASIC INDUSTRIES
                         ------------------------------
                               American Cyanamid
                              Bristol-Myers Squibb
                                 Coors Brewing
                                Hoechst Celanese
                                Hoffman LaRoche
                                National Starch
                                  Schlumberger
                           Wisconsin Electric & Power

                                  TECHNOLOGIES
                             ---------------------
                                      AT&T
                                 Analog Devices
                               Brother Industries
                                     GTech
                                      IBM
                               Informix Software
                               Landmark Graphics
                                    Merisel
                                      NCR
                                     Oracle
                                  SAP America

                                   FINANCIAL
                             ---------------------
                                    Citibank
                                  PaineWebber

     The Company's ten largest customers accounted for, in the aggregate, approximately 61%, 56% and 64% of its revenue in 1994, 1995 and the nine months ended September 30, 1996, respectively. During 1994, AT&T accounted for more than 10% of revenue, while in 1995, Ernst & Young LLP and Price Waterhouse LLP each accounted for more than 10% of revenue. During the first nine months of 1996, Ernst & Young LLP, Price Waterhouse LLP and Bristol-Myers Squibb each accounted for more than 10% of revenue. Currently, the Company is engaged in four projects for Ernst & Young LLP and nine projects for Price Waterhouse LLP. In 1994, 1995 and the nine months ended September 30, 1996, 64%, 50% and 45%, respectively, of the Company's revenue was generated by serving as a member of consulting teams assembled by leading information technology consulting firms retained by organizations to manage projects to provide enterprise-wide business process solutions.

     Although the Company has contracts with many of its large customers to provide its services, in general, such contracts are terminable upon relatively short notice, typically not more than 30 days. There can be no assurance that the Company's customers will continue to enter into contracts with the Company or that existing contracts will not be terminated.

     While each customer project is different, the following case studies illustrate some of the types of business needs addressed by the Company and the range of information technology solutions the Company has provided to its customers.

  ENTERPRISE-WIDE IMPLEMENTATION OF SAP'S R/3 SOFTWARE:

     MERISEL: Merisel, a leading national master distributor of micro-computer products, engaged the Company to provide assistance in implementation of its SAP business system in the United States and Canada.

          Problem: Merisel, in its migration from a legacy system to a UNIX-based SAP system, required substantial development of customized reports in SAP to meet organizational requirements in the areas of sales and distribution, finance, costing, and profitability and logistics. This project required experienced SAP consultants, including analysts and ABAP/4 programmers. Merisel initially believed that it required approximately 500 reports to be developed in a six-month period.

          Solution: SAP recommended to Merisel that it engage the Company to provide assistance in its SAP implementation project. The Company was able rapidly to form a team of experienced ABAP/4 programmers and analysts. The Company's on-site analyst team performed requirements analysis to identify reports needed in each functional area. The Company's analysts ensured that the user requirements were accurately transformed into a practical technical design and its programming staff at the ADC provided timely and cost-effective software development. The Company utilized its OPMS to manage effectively the development effort by providing the appropriate communications system, document and software management system, and progress tracking and management system. The Company's analysts also provided end-user training and documentation.

          Result: The Company achieved the project goals on time and within Merisel's budget, while reducing the number of reports required by approximately 65%.

     GATX CAPITAL: GATX, a diversified financial services company, has selected the Company to manage its current SAP R/3 implementation project which includes project management, business process re-engineering, SAP configuration and prototyping, on-site and off-shore development, training, data conversion and implementation. The GATX project is one of the first major implementations of the new SAP R/3 Treasury Management module.

          Problem: GATX required an implementation partner with SAP-experienced personnel for its migration from a heterogeneous collection of software applications and computing platforms to a new integrated and flexible system utilizing SAP R/3. The project goal is to provide the functionality required to administer the financial and physical asset management needs of the GATX organization, which includes over 200 subsidiaries or affiliates worldwide.

          Solution: The Company is managing the SAP implementation utilizing "4 SIGHT" in implementing new business processes which incorporate accounting and administration, treasury and cash management, invoicing, bookings, dispositions, projections, depreciation, asset tracking and portfolio and profitability analysis.

          Result: The GATX SAP R/3 implementation project, which commenced in January 1996, is proceeding as projected.

  INTEGRATION OF INFORMATION TECHNOLOGIES:

     AT&T: AT&T retained the Company to develop a creative software application to provide instructional training exercises for certain of AT&T's customer service representatives.

          Problem: AT&T wanted to improve the efficiency and effectiveness of its training of entry level representatives by using advanced information technologies to enable on-line, on-the-job training.

          Solution: The Company designed and developed training software using Sun SparcStations connected via a LAN and utilizing state-of-the-art audio and visual effects. The Company developed the software using Open Windows, C, Xt, and Xlib in a networked environment and integrated all of these technologies with the job functions of AT&T's proprietary customer service applications system.

          Result: The development of this software permitted AT&T to administer, monitor and manage the performance of its trainees at reduced costs. The Company achieved the project goals on time and within AT&T's budget.

     Many of the Company's engagements involve projects that are critical to the operations of its customers' businesses and provide benefits that may be difficult to quantify. The Company's failure or inability to meet a customer's expectations in the performance of its services could result in a material adverse change to the customer's operations giving rise to claims for damages against the Company or causing damage to the Company's reputation, adversely affecting its business, financial condition and results of operations. In addition, certain of the Company's agreements with its customers require the Company to indemnify the customer for damages arising from services provided to, or on behalf of, such customer. Under certain of the Company's customer contracts, the Company warrants that it will repair errors or defects in its deliverables without additional charge to the customer. The Company has not experienced, to date, any material claims against such warranties. The Company is seeking to purchase and maintain errors and omissions insurance to insure the Company for damages and expenses incurred in connection with alleged negligent acts, errors or omissions. There can be no assurance that such insurance will be available to the Company on acceptable terms, if at all.

COMPETITION

     The markets for the Company's services are highly competitive. The Company believes that its principal competitors include the internal information systems groups of its prospective customers, as well as consulting and software integration firms, including the "Big Six" accounting firms, the ISSC division of IBM, Cambridge Technology Partners, SHL Systemhouse (a subsidiary of MCI), and Computer Sciences Corporation, and with software applications vendors, some of which are also customers of the Company. Many of the Company's competitors have longer operating histories, possess greater industry and name recognition and have significantly greater financial, technical and marketing resources than the Company. In addition, there are relatively low barriers to entry into the Company's markets and the Company has faced, and expects to continue to face, additional competition from new entrants into its markets.

     The Company believes that the principal competitive factors in its markets include quality of service and deliverables, speed of development and implementation, price, project management capability and technical and business expertise. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its competitors to hire, retain and motivate project managers and other senior technical staff, the development by others of services that are competitive with the Company's services and the extent of its competitors' responsiveness to customer needs.

     The Company believes that it competes based on its expertise in SAP and Oracle products and a wide variety of technologies. There can be no assurance that the Company will be able to continue to compete successfully with existing and new competitors. See "Risk Factors -- Highly Competitive Information Technology Services Industry."

EMPLOYEES

     As of September 30, 1996, the Company employed 321 full-time employees, of whom 280 were engaged as consultants, 13 were engaged in sales and marketing, and 28 were engaged in finance, administration, and management. Of the total number of employees, 303 were based in the United States, 11 were based in New Zealand, 4 were based in South Africa and 3 were based in the United Kingdom. In addition, the Company engaged 28 independent contractors to perform information technology services and has exclusive access to all of the employees of Intelligroup Asia, which consisted of 65 software developers and 4 administrative personnel at September 30, 1996.

     None of the Company's employees is covered by a collective bargaining agreement. Substantially all of the Company's employees have executed a non-competition, non-disclosure and non-solicitation assignment. In addition, the Company requires that all new employees execute such agreement as a condition of employment by the Company. The Company believes that it has been successful in attracting and retaining skilled and experienced personnel. There is increasing competition for experienced sales and marketing personnel and technical professionals. The Company's future success will depend in part on its ability to continue to attract, retain, train and motivate highly qualified personnel. See "Risk Factors -- Competitive Market for Technical Personnel." The Company considers relations with its employees to be good.

INTELLECTUAL PROPERTY RIGHTS

     The Company's success is dependent, in part, upon its proprietary accelerated implementation methodology, development tools and other intellectual property rights. The Company relies upon a combination of trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws, to protect its proprietary rights. The Company generally enters into confidentiality agreements with its employees, consultants and customers, and limits access to and distribution of its proprietary information. The Company also requires that substantially all of its employees and consultants assign to the Company their rights in intellectual property developed while employed or engaged by the Company. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use of and take appropriate steps to enforce its intellectual property rights. See "Risk Factors -- Reliance on Intellectual Property Rights."

FACILITIES

     The Company owns no real property and currently leases all of its office space. The Company subleases its headquarters in Iselin, New Jersey, totaling approximately 13,200 square feet. The sublease expires in November 1999. The Company believes that such headquarters has sufficient space for its current and anticipated near-term needs. The Company uses such facility for certain technical and support personnel, sales and marketing, administrative, finance and management personnel. The Company also leases or subleases offices for its operations in San Jose, California and Pretoria, South Africa.

LEGAL PROCEEDINGS

     The Company currently is being investigated by the Immigration and Naturalization Service (the "INS") concerning possible violations of the Immigration Reform and Control Act of 1990. Specifically, the INS is investigating whether the Company improperly employed certain foreign national individuals prior to their obtaining appropriate work authorization and failed to complete properly employment eligibility verification forms for all employees. The Company has and will continue to cooperate fully with the INS. A notice of intent to fine has not been served upon the Company, and, therefore, the potential for fines is not known at this time. Upon review of the fines generally assessed in similar matters, the Company believes, however, that fines, if any, will not exceed $150,000. The Company anticipates that the INS investigation may continue for six months or more. There can be no assurance, however, as to the ultimate amount of fines which may be assessed or the length of time it may take to conclude the INS investigation. The Company employs many foreign national individuals and has implemented procedures and controls which it believes will ensure full compliance with the Immigration Reform and Control Act of 1990 and related regulations. Toward this end, the Company now employs in-house counsel to oversee this function.

     On February 16, 1996, the Company, as plaintiff, filed a complaint in the Superior Court of New Jersey, Chancery Division, Middlesex County, against a former consultant to the Company, seven former employees of the Company and Pegasus Systems, Inc. ("Pegasus"), a corporation which currently employs such individuals (collectively, the "Defendants"). The complaint, which seeks damages and injunctive relief against the Defendants, alleges, among other things, misappropriation of proprietary information, unfair competition, tortious interference, breach of employment agreements, breach of a consulting agreement between the Company and Pegasus, and breach of duty of loyalty, good faith and fair dealing. Upon the filing of its complaint, the Company obtained a temporary restraining order and in May 1996 obtained a preliminary injunction prohibiting the Defendants from using or disclosing the Company's proprietary information, prohibiting the Defendants from contacting or soliciting certain of the Company's customers and prohibiting the Defendants from recruiting or attempting to recruit the Company's employees, agents or contractors. The preliminary injunction remains in effect and the Company intends to pursue vigorously enforcement of the injunction against the Defendants. The Defendants have filed an answer and counterclaim. Pegasus has asserted a breach of contract counterclaim against the Company alleging that the Company owes it $129,000 for consulting services. Pegasus and two of the individual Defendants also asserted claims against the Company and two of its officers for tortious interference and defamation. In addition, one of the individual Defendants has asserted that the Company owes him $70,000 in commissions. In addition to monetary damages the Defendants seek injunctive relief. The Defendants unsuccessfully sought a temporary restraining order against the Company. The Company denies the allegations made and intends to defend vigorously the counterclaims. The Company does not believe that the outcome of these claims and counterclaims will have a material effect upon the Company's business, financial condition or results of operations.

     In a related matter, on August 21, 1996, the Company was named as defendant in a complaint filed in the Delaware Chancery Court, New Castle County, by plaintiff, Systems America, Inc. ("Systems America"), a computer and technology consulting firm. Systems America alleges that it subcontracted Pegasus consultants to perform SAP consulting services for two companies which are also customers of the Company, and alleges that the Company has interfered with Systems America's customer relationships, and as a result thereof, Systems America has sustained damages. The complaint, which seeks unspecified monetary damages, treble damages, attorney fees and injunctive relief against the Company, alleges deceptive trade practices, defamation and tortious interference with prospective business or contractual relations by the Company. In September 1996, the case was removed to Federal District Court in Delaware. This action is in an early stage, and accordingly, the Company cannot currently assess the ultimate outcome. However, the Company denies the allegations made and intends to defend the claim vigorously. The Company has filed a motion to dismiss the Systems America complaint. On November 16, 1996, Systems America and the Company reached an agreement in principle to settle Systems America's claims against the Company for an immaterial cash payment by the Company to Systems America.

     Oxford Systems Inc., a New Jersey corporation and a wholly-owned subsidiary of the Company ("Oxford"), is named as a defendant in a civil complaint that was filed on June 8, 1995 by Design Strategy Corp. ("Design Strategy"), in New York State Supreme Court in the County of New York. Design Strategy alleges that another named defendant, Citibank, N.A. ("Citibank"), contracted with Design Strategy for database administration services. Design Strategy claims that Citibank and Oxford conspired to deprive it of commissions, tortiously interfered with contract, engaged in unfair competition, damaged its reputation and misappropriated services. Design Strategy recently settled its claims against Citibank. The Company denies the allegations made and intends to continue to defend vigorously such action. The Company does not believe that the outcome of the action will have a material effect upon the Company's business, financial condition or results of operations.

     There is no other material litigation pending to which the Company is a party or to which any of its property is subject.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEE

     The executive officers, directors and key employee of the Company are as follows:

                      NAME                         AGE                     POSITION
-------------------------------------------------  ----    ----------------------------------------
Ashok Pandey(1)(2)...............................  38      Chairman of the Board, President, Chief
                                                           Executive Officer and Director
Rajkumar Koneru..................................  26      Vice President -- Business Solutions and
                                                           Director
Nagarjun Valluripalli............................  28      Vice President -- Advanced Technology
                                                           and Director
Robert M. Olanoff................................  40      Chief Financial Officer, Treasurer and
                                                           Secretary
Paul W. Coombs...................................  40      Director of Business Solutions
Kevin P. Mohan(1)(2)(3)..........................  32      Director
Thomas S. Roberts(1)(2)(3).......................  33      Director

---------------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

(3) Member of Option Committee.

     The Company intends to identify and elect two additional independent, unaffiliated directors, each of whom is expected to serve on the Audit Committee.

     All executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified. All directors hold office until the next annual meeting of shareholders and until their successors shall have been duly elected and qualified. There are no family relationships among any of the executive officers, directors and key employee of the Company.

     Ashok Pandey founded the Company and has served as a director, Chairman of the Board, President, and Chief Executive Officer of the Company since its inception in 1987. Prior to founding the Company, Mr. Pandey was a consultant to AT&T and Bell Laboratories. He has more than twelve years of experience in developing systems and application software.

     Rajkumar Koneru joined the Company in April 1996 and currently serves as Vice President -- Business Solutions and as a director. In May 1993, Messrs. Koneru and Valluripalli co-founded Oxford Systems Inc., a systems integration company ("Oxford"). In March 1994, they sold all of the issued and outstanding capital stock of Oxford to the Company. See "Certain Transactions." From June 1992 through December 1992, Mr. Koneru was a consultant with Super Solutions Corporation and, from March 1993 until March 1996 he was a consultant for the Boston Group, each an information technology consulting firm. Following consummation of the Company's transaction with Oxford, Mr. Koneru continued to be employed by the Boston Group, which subcontracted Mr. Koneru's services to the Company.

     Nagarjun Valluripalli joined the Company in March 1994 and currently serves as Vice President -- Advanced Technology and as a director. In May 1993, Messrs. Koneru and Valluripalli co-founded Oxford, at which Mr. Valluripalli was responsible for business development. In March 1994, Messrs. Koneru and Valluripalli sold all of the issued and outstanding capital stock of Oxford to the Company. See "Certain Transactions." Prior to founding Oxford, from 1990, Mr. Valluripalli was marketing manager for VJ Infosystems, a software training and services company.

     Robert M. Olanoff joined the Company in January 1996 and currently serves as its Chief Financial Officer, Treasurer and Secretary. Prior to joining the Company, from 1993 through 1995, Mr. Olanoff was Chief Financial Officer and Vice President of InfoMed Holdings, Inc. From 1990 to 1993, he was Controller of Execu-Flow Systems, Inc. Each company is a turnkey software provider to the healthcare industry. Mr. Olanoff is a certified public accountant.

     Paul W. Coombs joined the Company in July 1994 and currently serves as Director of Business Solutions. From November 1993 through December 1994, he was a Director of CBC Limited, a computer consulting company, of which he was a principal shareholder. From July 1986 through November 1993, he was an Associate -- Strategic Planning with Touche Ross & Co.

     Kevin P. Mohan has been a director of the Company since April 1996. Mr. Mohan currently serves as a Vice President of various venture capital funds (including Summit Ventures IV, L.P. and Summit Investors III, L.P., shareholders of the Company) affiliated with Summit Partners, a venture capital firm, at which he has been employed since 1994. Prior to joining Summit Partners, Mr. Mohan served as an engagement manager at McKinsey & Company, Inc. Mr. Mohan is also a director of several privately held companies.

     Thomas S. Roberts has been a director of the Company since April 1996. Mr. Roberts currently serves as a General Partner of various venture capital funds (including Summit Ventures IV, L.P. and Summit Investors III, L.P., shareholders of the Company) affiliated with Summit Partners, a venture capital firm, at which he has been employed since 1989. Mr. Roberts is also a director of AMX Corporation, Catalyst International, Inc., PowerCerv Corporation, and several privately held companies.

     The Board of Directors has a Compensation Committee, which approves salaries and certain incentive compensation for management and key employees of the Company; an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants; and an Option Committee, which administers the Company's 1996 Stock Plan.

DIRECTORS' COMPENSATION

     Currently, directors do not receive cash compensation for services on the Board of Directors. The Company provides reimbursement to directors for reasonable and necessary expenses incurred in connection with attendance at meetings of the Board of Directors.

1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     On June 3, 1996 the Board of Directors approved and shareholders adopted the Company's Non-Employee Director Plan which became effective on July 12, 1996. The Non-Employee Director Plan provides for the grant of options to purchase a maximum of 140,000 shares of Common Stock of the Company to non-employee directors of the Company. The Non-Employee Director Plan is administered by the Board of Directors. Effective September 26, 1996, Messrs. Roberts and Mohan each was granted options to purchase 20,000 shares of Common Stock, at an exercise price of $10.00 per share, under such plan.

     Each person who was a director of the Company on the effective date of the Company's initial public offering or becomes a director of the Company thereafter, and who is not also an employee or officer of the Company, was or shall be granted, on the date of such initial public offering or the date on which he or she becomes a director, whichever is later, an option to purchase 20,000 shares of Common Stock, at an exercise price per share equal to the then fair market value of the shares. No subsequent grants are permitted to such individuals under the Non-Employee Director Plan. All options become exercisable in five equal annual installments commencing one year after the date of grant provided that the optionee then remains a director at the time of vesting of the installments. The right to exercise annual installments of options will be reduced proportionately based on the optionee's actual attendance at directors' meetings if the optionee fails to attend at least 80% of the directors' meetings held in any calendar year. The term of each option will be for a period of ten years from the date of grant, unless sooner terminated in accordance with the Non-Employee Director Plan. Options may not be transferred except by will or by the laws of descent and distribution or pursuant to a domestic relations order and are exercisable to the extent vested at any time prior to the scheduled expiration date of the option. The Non-Employee Director Plan terminates on the earlier of May 31, 2006 or at such time as all shares of Common Stock currently or hereafter reserved for issuance shall have been issued.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer and to the only other executive officer of the Company whose aggregate cash compensation exceeded $100,000 (collectively, the "Named Executives") during the year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                                          --------------------------
                                                                        OTHER ANNUAL      ALL OTHER
                                                                        COMPENSATION     COMPENSATION
        NAME AND PRINCIPAL POSITION(1)           YEAR     SALARY($)        (2)($)           (3)($)
-----------------------------------------------  ----     ---------     ------------     ------------
Ashok Pandey...................................  1995      145,150         18,367           12,190
     President and Chief
     Executive Officer
Nagarjun Valluripalli..........................  1995      147,968         19,727            3,858
     Vice President -- Advanced Technology

---------------
(1) Mr. Koneru joined the Company in April 1996 and currently serves as Vice President -- Business Solutions and as a director. Immediately prior to becoming an employee of the Company, Mr. Koneru was a consultant with the Boston Group, which subcontracted Mr. Koneru's services to the Company from March 1994 to April 1996.

(2) Represents car allowance and payment by the Company of certain non-recurring personal expenses.

(3) Represents the value of insurance premiums paid by the Company with respect to whole life insurance for the benefit of such Named Executive.

1996 STOCK PLAN

     The 1996 Stock Plan was adopted by the Board of Directors and approved by the shareholders of the Company on June 3, 1996 and became effective on July 12, 1996. A total of 1,450,000 shares are reserved for issuance upon the exercise of options and/or stock purchase rights granted under the 1996 Stock Plan, 500,000 of which have been granted. Those eligible to receive stock option grants or stock purchase rights under the 1996 Stock Plan include employees, non-employee directors and consultants. The 1996 Stock Plan is administered by the Option Committee of the Board of Directors of the Company, which is comprised solely of outside directors.

     Subject to the provisions of the 1996 Stock Plan, the administrator of the 1996 Stock Plan has the discretion to determine the optionees and/or grantees, the type of options to be granted (incentive stock options ("ISOs") or nonqualified stock options ("NQSOs")), the vesting provisions, the terms of the grants and such other related provisions as are consistent with the 1996 Stock Plan. The exercise price of an ISO may not be less than the fair market value per share of the Common Stock on the date of grant or, in the case of an optionee who beneficially owns 10% or more of the outstanding capital stock of the Company, not less than 110% of the fair market value per share on the date of grant. The exercise price of a NQSO may not be less than 85% of the fair market value per share of the Common Stock on the date of grant or, in the case of an optionee who beneficially owns 10% or more of the outstanding capital stock of the Company, not less than 110% of the fair market value per share on the date of grant. The purchase price of shares issued pursuant to stock purchase rights may not be less than 50% of the fair market value of such shares as of the offer date of such rights.

     The options terminate not more than ten years from the date of grant, subject to earlier termination on the optionee's death, disability or termination of employment with the Company, but provide that the term of any options granted to a holder of more than 10% of the outstanding shares of capital stock may be no longer than five years. Options are not assignable or otherwise transferable except by will or the laws of descent and distribution. In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets in which the successor corporation does not assume outstanding options or issue equivalent options, the Board of Directors of the Company is required to provide accelerated vesting of outstanding options. The 1996 Stock Plan terminates on June 5, 2006.

     In June 1996, the Option Committee granted ISOs effective July 1996, to acquire an aggregate of 220,000 shares to the following officer and key employee: Robert M. Olanoff, 88,000 shares; and Paul Coombs, 132,000 shares. All of these options have an exercise price of $8.00 per share. One-third of the shares subject to these options shall become exercisable on each of the sixth-month, eighteenth-month and thirtieth-month anniversary of the date of grant.

EMPLOYMENT AGREEMENTS, INDEMNIFICATION AGREEMENTS AND NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENTS

     Each of the executive officers and key employee of the Company entered into a two-year employment agreement with the Company commencing June 1, 1996. Under the terms of their respective agreements, Messrs. Pandey, Koneru, Valluripalli, Olanoff and Coombs are entitled to annual base salary of $200,000, $200,000, $200,000, $100,000 and $200,000, respectively, and bonuses, the amounts and payments of which are within the discretion of the Compensation Committee of the Board of Directors. In addition, the Company and Mr. Olanoff entered into a Change in Control Severance Pay Agreement, dated June 1, 1996, pursuant to which the Company has agreed, subject to certain restrictions, to pay Mr. Olanoff the equivalent of six months salary in the event that Mr. Olanoff is terminated without cause if there is a change in control of the Company.

     The above described agreements require each individual to maintain the confidentiality of Company information. In addition, each of such persons has agreed that during the term of his respective agreement and thereafter for a period of two years, such person will not compete with the Company in any state or territory of the United States, or any other country, where the Company does business by engaging in any capacity in any business which is competitive with the business of the Company. The employment agreements also provide that for a period of two years following the termination of employment, each such individual shall not solicit the Company's customers or employees.

     In addition to the foregoing employment contracts, the Company has executed indemnification agreements with each of its executive officers and directors pursuant to which the Company has agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Company.

     Substantially all of the Company's employees have agreed not to compete with the Company, not to disclose Company information and not to solicit Company employees.

KEY MAN INSURANCE

     Messrs. Pandey, Koneru and Valluripalli are key employees of the Company and the contribution of each of them to the Company has been and will be a significant factor in the Company's future success. The loss of any of them could adversely affect the Company's business and results of operations. The Company maintains, and is the beneficiary of, a life insurance policy on the life of each of Messrs. Pandey, Koneru and Valluripalli. The face amount of each such policy is $1.0 million.

                              CERTAIN TRANSACTIONS

     In March 1994, the Company acquired all of the issued and outstanding shares of Oxford Systems Inc., a New Jersey corporation ("Oxford"), from Messrs. Koneru and Valluripalli, the co-founders of Oxford, in exchange for an aggregate of a two-thirds equity interest in the Company.

     Messrs. Koneru and Valluripalli are the majority shareholders of Intelligroup Asia and Mr. Pandey has the right, subject to necessary Indian government approvals, to acquire the remaining outstanding shares of Intelligroup Asia. Intelligroup Asia operates the Advanced Development Center in Hyderabad, India for the sole and exclusive use and benefit of the Company and all contracts and commercial arrangements of Intelligroup Asia are subject to prior approval by the Company. The Company and Messrs. Pandey, Koneru and Valluripalli have entered into an agreement pursuant to which the Company will, subject to necessary Indian government approvals, acquire the shares of Intelligroup Asia for nominal consideration when such shares may be transferred in accordance with the laws of India.

     In March 1996, Summit Ventures IV, L.P., guaranteed a $750,000 line of credit obtained by the Company from a bank. All borrowings under such line of credit were repaid by the Company in April 1996, upon consummation of the financing described below.

     In April 1996, the Company issued and sold five-year 9% subordinated debentures in the aggregate principal amount of $6.0 million to Summit Ventures IV, L.P. and Summit Investors III, L.P. In connection therewith, the Company also issued warrants to purchase, for nominal consideration (less than $0.25 in the aggregate), up to a maximum of 1,922,845 shares of Common Stock of the Company. The number of shares underlying the warrants was subject to downward adjustment based upon the initial public offering price. At the initial public offering price of $10.00 per share, there were 1,364,000 shares of Common Stock underlying the warrants. See "Capitalization" and "Principal and Selling Shareholders." The warrants were exercised upon effectiveness of the Company's initial public offering on September 26, 1996. Summit Ventures IV, L.P. and Summit Investors III, L.P. have certain registration rights. See "Description of Capital Stock -- Registration Rights." In addition, each of Messrs. Pandey, Koneru and Valluripalli have granted Summit Ventures IV, L.P. and Summit Investors III, L.P. certain rights of co-sale in the event that such individuals propose to sell their shares of Common Stock. In October 1996, the Company prepaid in full the amounts outstanding under the subordinated debentures, including accrued interest, with a portion of the net proceeds from its initial public offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Following the issuance and sale of the subordinated debentures and in connection therewith, the Company repurchased from Messrs. Pandey, Koneru and Valluripalli an aggregate of 4,881,066 shares of Common Stock for an aggregate cash payment of $1.5 million, or $500,000 to each such shareholder, at a price per share equal to $0.31. The repurchased shares were canceled upon consummation of such transaction. The debenture transaction was consummated, in part, to allow Messrs. Pandey, Koneru and Valluripulli to diversify their portfolios and achieve a degree of liquidity.

     Subsequent to December 31, 1995, the Company determined that it had unrecorded and unpaid federal and state payroll-related taxes for certain employees. As a result of the Company's voluntary disclosure to the Internal Revenue Service of certain unpaid tax liabilities, on June 5, 1996, the Company received an audit assessment from the Internal Revenue Service for unpaid 1994 and 1995 federal income tax withholding, FICA and FUTA taxes in the aggregate amount of $814,000, of which approximately $800,000 has been paid as of the date of this Prospectus. No interest or penalties were assessed. Reserves, aggregating $1.0 million, including the amount of the Internal Revenue Service audit assessment, were recorded at December 31, 1995. No assurance may be given, however, that interest, penalties or additional state or federal taxes will not be assessed in the future. The Company's principal shareholders, Messrs. Pandey, Koneru and Valluripalli, have agreed to indemnify the Company for any and all losses which the Company may sustain, in excess of the $1.0 million reserve, net of any tax benefits realized by the Company, arising from or relating to federal or state tax, interest or penalty payment obligations resulting from the above subject matter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Board of Directors of the Company has adopted a policy requiring that any future transactions between the Company and its officers, directors, principal shareholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties. In addition, New Jersey law requires that any such transactions be approved by a majority of the disinterested members of the Company's Board of Directors.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 31, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors and Named Executives, (iii) the Selling Shareholders, and (iv) all current directors and executive officers of the Company as a group.

                                       NUMBER OF SHARES OF                        NUMBER OF SHARES OF
                                           COMMON STOCK                               COMMON STOCK
                                        BENEFICIALLY OWNED        NUMBER OF        BENEFICIALLY OWNED
            DIRECTORS,                 PRIOR TO OFFERING(1)        SHARES          AFTER OFFERING(1)
       NAMED EXECUTIVES AND          ------------------------       BEING       ------------------------
          5% SHAREHOLDERS             NUMBER       PERCENT(2)      OFFERED       NUMBER       PERCENT(2)
-----------------------------------  ---------     ----------     ---------     ---------     ----------
Ashok Pandey(3)....................  2,202,221         20.5%       250,000      1,952,221        16.8%
Rajkumar Koneru(3).................  2,202,220         20.5        250,000      1,952,220        16.8
Nagarjun Valluripalli(3)...........  2,202,221         20.5        250,000      1,952,221        16.8
Summit Ventures IV, L.P. and Summit
  Investors III, L.P.(4)...........  1,282,688         11.9        150,000      1,132,688         9.7
Kevin P. Mohan(5)..................  1,282,688         11.9        150,000      1,132,688         9.7
Thomas S. Roberts(6)...............  1,282,688         11.9        150,000      1,132,688         9.7
All directors and executive
  officers as a group (6
  persons)(7)......................  7,889,350         73.4%       900,000      6,989,350        60.1%

---------------
(1) Except as set forth in the footnotes to this table and subject to applicable community property law, the persons named in the table have sole voting and investment power with respect to all shares.

(2) Applicable percentage of ownership is based on 10,735,600 shares of Common Stock outstanding on October 31, 1996 and 11,635,600 shares of Common Stock outstanding after the completion of this offering.

(3) The address for each of Messrs. Pandey, Koneru and Valluripalli is c/o Intelligroup, Inc., 517 Route One South, Iselin, NJ 08830.

(4) Includes, prior to this offering, 1,218,554 shares and 64,134 shares of Common Stock owned by Summit Ventures IV, L.P. and Summit Investors III, L.P., respectively. See "Capitalization." The address of both entities is 600 Atlantic Avenue, Suite 2800, Boston, MA 02210.

(5) Kevin P. Mohan is a Vice President of Summit Partners and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Summit Ventures IV, L.P. and Summit Investors III, L.P. See Note 4. Mr. Mohan expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in Summit Ventures IV, L.P. and Summit Investors III, L.P.

(6) Thomas S. Roberts is a General Partner of Summit Partners and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Summit Ventures IV, L.P. and Summit Investors III, L.P. See Note 4. Mr. Roberts expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in Summit Ventures IV, L.P. and Summit Investors III, L.P.

(7) See Notes 3, 5 and 6.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, $.01 par value per share, and, upon the effective date of this offering, 5,000,000 shares of undesignated Preferred Stock, $.01 par value per share (the "Preferred Stock").

     The following statements are brief summaries of certain provisions with respect to the Company's capital stock contained in its Amended and Restated Certificate of Incorporation, a copy of which has been filed as an exhibit to the Registration Statement. The following summary is qualified in its entirety by reference thereto.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote for each share held of record on matters to be voted on by the shareholders of the Company. Holders of shares of Common Stock will be entitled to receive dividends, subject to the senior rights of preferred shareholders, if any, when, as and if declared by the Board of Directors (see "Dividend Policy") and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of the liquidation, dissolution or winding-up of the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All of the issued and outstanding shares of Common Stock are, and all shares of Common Stock to be sold in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

     At October 31, 1996, there were 10,735,600 shares issued and outstanding and held of record by 89 shareholders.

PREFERRED STOCK

     The Company's Board of Directors may without further action by the Company's shareholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. The holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. The Company does not presently intend to issue any series of Preferred Stock.

     The overall effect of the ability of the Company's Board of Directors to issue Preferred Stock may be to render more difficult the accomplishment of mergers or other takeover or change-in-control attempts. To the extent that this ability has this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Further, this may have an adverse impact on the ability of shareholders of the Company to participate in a tender or exchange offer for the Common Stock and in so doing diminish the market value of such stock. See "Risk Factors -- Control by Management and Existing Shareholders" and "-- Anti-takeover Effect of Certain Charter and By-law Provisions and New Jersey Law."

REGISTRATION RIGHTS

     In April 1996, in connection with the sale of subordinated debentures and warrants by the Company, the Company and Summit Ventures IV, L.P. and Summit Investors III, L.P. executed a Registration Rights Agreement (the "Rights Agreement") pursuant to which the Company granted certain registration rights to such entities. Pursuant to the Rights Agreement, at any time beginning six months after October 2, 1996, Summit Ventures IV, L.P. and Summit Investors III, L.P. and their assignees have the right, subject to certain restrictions set forth in the Rights Agreement, to require that the Company register, under the Securities Act, the Registrable Securities, as defined in the Rights Agreement (the "Registrable Securities"), requested by such holders at the Company's expense (on no more than two occasions).

     Under the Rights Agreement, the Company is obligated to use its best efforts to qualify for registration of securities on Form S-3 under the Securities Act. After the Company has qualified for the use of Form S-3, the holders of Registrable Securities have the right to an unlimited number of registrations on such form. The Company is not, however, required to effect the registration on a Form S-3 more than once in any six-month period, or if the aggregate market value of such securities to be registered is less than $1.0 million.

     Also pursuant to the Rights Agreement, if, at any time following this offering, subject to the lock-up agreements previously entered into by the holders of the Registrable Securities, the Company proposes to register any of its Common Stock under the Securities Act for sale to the public, the holders of the Registrable Securities have unlimited piggyback registration rights at the Company's expense, subject to certain restrictions set forth in the Rights Agreement. In addition, the Company has agreed to indemnify the holders of such registration rights and each underwriter in any such offering against certain liabilities, including liabilities under the Securities Act.

LIMITATION OF DIRECTOR LIABILITY

     The Amended and Restated Certificate of Incorporation of the Company limits the liability of directors and officers of the Company to the Company or its shareholders to the fullest extent permitted by New Jersey law. Specifically, directors and officers of the Company will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability
(i) for any breach of the director's or officer's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, (iii) as to directors only, under section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

ANTI-TAKEOVER PROVISIONS

     The Company is governed by the provisions of Section 14A:10A-1 et seq., the New Jersey Shareholders Protection Act (the "New Jersey Act"), of the New Jersey Business Corporation Act, an anti-takeover law. In general, the statute prohibits a publicly-held New Jersey corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of the corporation's voting stock. After the five-year waiting period has elapsed, a business combination between a corporation and an interested shareholder will be prohibited unless the business combination is approved by the holders of at least two-thirds of the voting stock not beneficially owned by the interested shareholder, or unless the business combination satisfies the New Jersey Act. The New Jersey Act's fair price provision is intended to provide that all shareholders (other than the interested shareholders) receive a fair price for their shares.

     In addition, the Company is authorized to issue up to 5,000,000 shares of Preferred Stock, with rights, preferences and other designations, including voting rights, to be determined by the Board of Directors. Furthermore, the Amended and Restated Certificate of Incorporation also provides that: (i) the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company shall be required to adopt, amend or repeal any provision of the By-laws of the Company; (ii) shareholders of the Company may not take any action by written consent; (iii) special meetings shareholders may be called only by the President, the Chairman of the Board or a majority of the Board of Directors and business transacted at any such special meeting shall be limited to matters relating to the purposes set forth in the notice of such special meeting; (iv) the Board of Directors, when evaluating an offer related to a tender or exchange offer or other business combination, is authorized to give due consideration to any relevant factors, including the social, legal and economic effects upon employees, suppliers, customers, creditors, the community in which the Company conducts its business, and the economy of the state, region and nation; and (v) the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company shall be required to amend the above provisions or the limitation on director liability. The New Jersey statute, the undesignated authorized Preferred Stock and the foregoing provisions of the Amended and Restated Certificate of Incorporation may discourage certain types of transactions involving an actual or potential change in control of the Company and could have the effect of delaying, deterring or preventing a change in control of the Company. In addition, in the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the

Company's assets in which the successor corporation does not assume outstanding options or issue equivalent options, the Board of Directors of the Company is required to provide accelerated vesting of outstanding options.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding 11,635,600 shares of Common Stock. See "Capitalization." Of these shares, an aggregate of 4,646,250 shares, consisting of the 1,800,000 shares sold in this offering and the 2,846,250 shares offered and sold pursuant to the Company's initial public offering of Common Stock consummated in October 1996, will be freely transferable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act. The remaining 6,989,350 shares of Common Stock are "restricted securities" (the "Restricted Shares") within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including an exemption afforded by Rule 144.

     The Selling Shareholders previously entered into "lock-up" agreements with the Representatives of the Underwriters, providing that, subject to certain exceptions, they will not offer, sell or otherwise dispose of any shares of Common Stock until March 23, 1997 without the prior written consent of Cowen & Company, acting as a Representative of the Underwriters. Following the expiration of the "lock-up" period, 5,856,662 of the Restricted Shares will be eligible for resale in the public market pursuant to Rule 144, subject to certain limitations described below. The remaining 1,132,688 shares of Common Stock will become eligible for sale over a period of less than two years and could be sold earlier if the holders thereof exercise any available registration rights. Such shareholders have the right in certain circumstances to require the Company to register under the Securities Act such shares of Common Stock for resale to the public. See "Description of Capital Stock -- Registration Rights."

     Rule 144, as currently in effect, provides that an affiliate of the Company or a person (or persons whose sales are aggregated) who has beneficially owned Restricted Shares for at least two years but less than three years is entitled to sell, commencing 90 days after the date of this Prospectus, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (116,356 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least three years, is entitled to sell such shares under Rule 144 without regard to the limitations described above.

     The Securities and Exchange Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding period required for shares subject to Rule 144 to become eligible for resale in the public market. The proposal, if adopted, would substantially increase the number of shares of Common Stock eligible for immediate resale following the expiration of the lock-up agreements, with a potential adverse effect on the market price. No assurance can be given concerning whether or when such proposal will be adopted by the Securities and Exchange Commission.

     As of the date of this Prospectus, there were outstanding options to purchase an aggregate of 540,000 shares of Common Stock. Giving effect to vesting provisions limiting the exercisability of all of the outstanding options, 166,667 additional shares of Common Stock will be eligible, commencing January 1997, for immediate resale in compliance with Rules 144 and 701 under the Securities Act (relating to the sale of shares issuable under certain compensatory stock plans).

     The Common Stock has been quoted on the Nasdaq National Market since September 27, 1996. Nevertheless, sales of a substantial amount of the Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the shares of Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement dated as of the date hereof (the "Underwriting Agreement"), the Company and the Selling Shareholders have agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Cowen & Company and Montgomery Securities are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Shareholders the respective number of shares of Common Stock set forth opposite the name of such Underwriter below:

                                    NAME                                   NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    Cowen & Company......................................................
    Montgomery Securities................................................

                                                                               ---------
              Total......................................................      1,800,000
                                                                               =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock, in part, directly to the public at the public offering price set forth on the cover page of this Prospectus and, in part, to certain dealers at such price less a
concession not in excess of $   per share. The Underwriters may allow, and such
dealers may re-allow, a concession not in excess of $   per share to certain
brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Selling Shareholders have granted the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus to purchase up to an aggregate of 270,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them as shown in the foregoing table bears to the 1,800,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 1,800,000 shares of Common Stock offered hereby.

     The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, as amended, and to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company and all Selling Shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any right to acquire Common Stock until March 23, 1997 without the prior written consent (which consent may be given without notice to the Company's shareholders or other public announcement) of Cowen & Company. Cowen & Company has advised the Company that it has no present intention of releasing any of the Company's shareholders from such lock-up agreements until the expiration of such lock-up period. See "Shares Eligible for Future Sale."

     The Representatives have advised the Company and the Selling Shareholders that the Underwriters do not intend to confirm sales in excess of 5% of the shares offered hereby to any accounts over which they exercise discretionary authority.

     In connection with this offering, certain Underwriters and selling group members (if any) or the respective affiliates who are qualified registered market makers on the Nasdaq National Market, may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the two business day period before commencement of offers or sales of the Common Stock. Passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "ITIG."

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Buchanan Ingersoll, Princeton, New Jersey. Certain legal matters will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

     On December 15, 1995, the Company retained Arthur Andersen LLP to act as its independent public accountants and informed the prior auditors, Amper, Politziner & Mattia, the Company's independent accountants since January 1995, of its decision. In connection with its audit of the consolidated financial statements for the year ended December 31, 1994, there were no disagreements with the prior auditors on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. The prior auditors' report on the Company's consolidated financial statements for the year ended December 31, 1994 contained no adverse opinion or disclaimer of opinion and was not modified or qualified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the Board of the Directors of the Company. The Company has provided the prior auditors with a copy of the disclosure contained in this section of the Prospectus and the prior auditors have furnished the Company with a letter addressed to the Securities and Exchange Commission (the "Commission") stating its agreement with the above statements. Prior to retaining Arthur Andersen LLP, the Company had not consulted with Arthur Andersen LLP regarding accounting principles.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement and to such exhibits and schedules filed therewith. Statements contained herein as to the content of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the Commission's offices as described in the following paragraph.

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of filed reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington D.C. 20549, upon payment of prescribed rates or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "ITIG," and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington D.C. 20006.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants..............................................   F-2
Financial Statements:
  Consolidated Balance Sheets as of December 31, 1995 and September 30, 1996
     (unaudited)......................................................................   F-3
  Consolidated Statements of Operations for the Years Ended December 31, 1994 and 1995
     and for the Nine Months Ended September 30, 1995 (unaudited) and 1996
     (unaudited)......................................................................   F-4
  Consolidated Statements of Shareholders' Equity (Deficit) for the Years Ended
     December 31, 1994 and 1995 and for the Nine Months Ended September 30, 1996
     (unaudited)......................................................................   F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1994 and 1995
     and for the Nine Months Ended September 30, 1995 (unaudited) and 1996
     (unaudited)......................................................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Intelligroup, Inc.:

     We have audited the accompanying consolidated balance sheet of Intelligroup, Inc. and subsidiary as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 1994 and 1995 (as revised, see Note 1). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intelligroup, Inc. and subsidiary as of December 31, 1995, and the results of their operations and their cash flows for the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Princeton, New Jersey
May 31, 1996 (except with respect to Note 8, as to which the date is July 12, 1996)

                      INTELLIGROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996


                                                                    DECEMBER 31,     SEPTEMBER 30,
                                                                        1995             1996
                                                                    ------------     -------------
                                                                                      (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.......................................  $     71,000      $    169,000
  Restricted cash held in escrow..................................       100,000                --
  Accounts receivable, less allowance for doubtful accounts of
     $531,000 at December 31, 1995 and $566,000 at September 30,
     1996.........................................................     4,729,000         9,561,000
  Unbilled services...............................................     1,569,000         3,459,000
  Subscriptions receivable........................................            --        19,065,000
  Other current assets............................................         3,000           151,000
                                                                     -----------       -----------
          Total current assets....................................     6,472,000        32,405,000
Property and equipment, less accumulated depreciation of $99,000
  at December 31, 1995 and $189,000 at September 30, 1996.........       282,000           716,000
Other assets......................................................        30,000           209,000
                                                                     -----------       -----------
                                                                    $  6,784,000      $ 33,330,000
                                                                     ===========       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Cash overdraft..................................................  $     83,000      $  1,086,000
  Line of credit..................................................        45,000            40,000
  Loans from factors..............................................     3,343,000         4,319,000
  Subordinated debentures.........................................            --         6,000,000
  Current portion of obligations under capital leases.............        18,000            18,000
  Accounts payable................................................     1,480,000         1,871,000
  Accrued payroll and related taxes...............................     2,568,000         1,874,000
  Accrued expenses and other liabilities..........................       532,000         1,750,000
                                                                     -----------       -----------
          Total current liabilities...............................     8,069,000        16,958,000
                                                                     -----------       -----------
Obligations under capital leases, less current portion............        81,000            65,000
                                                                     -----------       -----------
Commitments and Contingencies
Shareholders' equity (deficit):
  Preferred stock.................................................            --                --
  Common stock, $0.01 par value, 25,000,000 shares authorized,
     12,202,666 and 10,735,600 shares issued and outstanding at
     December 31, 1995 and September 30, 1996 (including 2,050,000
     shares subscribed), respectively.............................       122,000           107,000
  Additional paid-in capital......................................            --        19,244,000
  Accumulated deficit.............................................    (1,488,000)       (3,044,000)
                                                                     -----------       -----------
          Total shareholders' equity (deficit)....................    (1,366,000)       16,307,000
                                                                     -----------       -----------
                                                                    $  6,784,000      $ 33,330,000
                                                                     ===========       ===========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                                                             NINE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                           --------------------------    --------------------------
                                              1994           1995           1995           1996
                                           -----------    -----------    -----------    -----------
                                                                         (UNAUDITED)
Revenue..................................  $ 6,800,000    $24,589,000    $16,745,000    $33,471,000
Cost of sales............................    5,842,000     20,021,000     14,102,000     23,972,000
                                           -----------    -----------    -----------    -----------
     Gross profit........................      958,000      4,568,000      2,643,000      9,499,000
Selling, general and administrative
  expenses...............................      986,000      4,452,000      2,716,000      6,896,000
                                           -----------    -----------    -----------    -----------
     Operating income (loss).............      (28,000)       116,000        (73,000)     2,603,000
                                           -----------    -----------    -----------    -----------
Other expenses:
  Interest expense.......................        3,000          4,000          3,000        310,000
  Factor charges.........................      406,000      1,171,000        978,000        954,000
                                           -----------    -----------    -----------    -----------
                                               409,000      1,175,000        981,000      1,264,000
                                           -----------    -----------    -----------    -----------
Income (loss) before provision for income
  taxes and extraordinary charge.........     (437,000)    (1,059,000)    (1,054,000)     1,339,000
Provision for income taxes...............           --             --             --        410,000
                                           -----------    -----------    -----------    -----------
Income (loss) before extraordinary
  charge.................................     (437,000)    (1,059,000)    (1,054,000)       929,000
Extraordinary charge-loss on early
  extinguishment of debt, net of income
  tax benefit of $410,000................           --             --             --     (1,034,000)
                                           -----------    -----------    -----------    -----------
Net loss.................................  $  (437,000)   $(1,059,000)   $(1,054,000)   $  (105,000)
                                           ===========    ===========    ===========    ===========
Earnings (loss) per share:
  Income (loss) before extraordinary
     charge..............................  $     (0.03)   $     (0.08)   $     (0.08)   $      0.09
  Extraordinary charge, net of income tax
     benefit.............................         0.00           0.00           0.00          (0.10)
                                           -----------    -----------    -----------    -----------
  Net loss per share.....................  $     (0.03)   $     (0.08)   $     (0.08)   $     (0.01)
                                           ===========    ===========    ===========    ===========
Shares used in per share calculation.....   13,737,000     13,737,000     13,737,000     10,825,000
                                           ===========    ===========    ===========    ===========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                            RETAINED        TOTAL
                                         COMMON STOCK        ADDITIONAL     EARNINGS     SHAREHOLDERS'
                                     ---------------------     PAID-IN     (ACCUMULATED    EQUITY
                                       SHARES      AMOUNT      CAPITAL      DEFICIT)      (DEFICIT)
                                     ----------   --------   -----------   -----------   -----------
Balance at December 31, 1993.......  12,202,666   $122,000   $        --   $     8,000   $   130,000
  Net loss.........................          --         --            --      (437,000)     (437,000)
                                     ----------   --------   -----------    ----------    ----------
Balance at December 31, 1994.......  12,202,666    122,000            --      (429,000)     (307,000)
  Net loss.........................          --         --            --    (1,059,000)   (1,059,000)
                                     ----------   --------   -----------    ----------    ----------
Balance at December 31, 1995.......  12,202,666    122,000            --    (1,488,000)   (1,366,000)
  Net loss (unaudited).............          --         --            --      (105,000)     (105,000)
  Repurchase of common stock.......  (4,881,066)   (49,000)           --    (1,451,000)   (1,500,000)
  Issuance of common stock, net of
     related costs.................   2,050,000     20,000    17,858,000            --    17,878,000
  Exercise of warrants.............   1,364,000     14,000     1,386,000            --     1,400,000
                                     ----------   --------   -----------    ----------    ----------
Balance at September 30, 1996
  (unaudited)......................  10,735,600   $107,000   $19,244,000   $(3,044,000)  $16,307,000
                                     ==========   ========   ===========    ==========    ==========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                                                              NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                              -------------------------   -------------------------
                                                 1994          1995          1995          1996
                                              -----------   -----------   -----------   -----------
                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................  $  (437,000)  $(1,059,000)  $(1,054,000)  $  (105,000)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization..........       34,000        51,000        38,000       160,000
     Provision for doubtful accounts........      208,000       411,000        47,000       515,000
     Extraordinary charge...................           --            --            --     1,444,000
  Changes in assets and liabilities:
     Restricted cash deposited in escrow....           --      (100,000)           --       100,000
     Accounts receivable....................   (2,009,000)   (3,339,000)   (1,574,000)   (5,347,000)
     Unbilled services......................       (1,000)   (1,386,000)   (1,151,000)   (1,890,000)
     Other current assets...................           --        27,000       (33,000)     (148,000)
     Other assets...........................      (23,000)      (30,000)           --      (179,000)
     Cash overdraft.........................           --        83,000            --     1,003,000
     Accounts payable.......................           --     1,480,000            --       391,000
     Accrued payroll and related taxes......    1,466,000     1,035,000     1,331,000      (694,000)
     Accrued expenses and other
       liabilities..........................       47,000       478,000       415,000        29,000
                                              -----------   -----------   -----------   -----------
          Net cash used in operating
            activities......................     (715,000)   (2,349,000)   (1,981,000)   (4,721,000)
                                              -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of property and equipment........      (89,000)     (142,000)      (25,000)     (524,000)
                                              -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from subordinated debentures
     and warrants, net of issuance costs....           --            --            --     5,888,000
  Repurchase of common stock................           --            --            --    (1,500,000)
  Loans from factors, net...................      994,000     2,349,000     1,848,000       976,000
  Proceeds from (repayments of) lines of
     credit, net............................       38,000         6,000        15,000        (5,000)
  Principal payments of long-term debt......      (53,000)           --            --            --
  Principal payments under capital leases...           --        (2,000)           --       (16,000)
                                              -----------   -----------   -----------   -----------
          Net cash provided by
            financing activities............      979,000     2,353,000     1,863,000     5,343,000
                                              -----------   -----------   -----------   -----------
          Net increase (decrease) in cash
            and cash equivalents............      175,000      (138,000)     (143,000)       98,000
Cash and cash equivalents at beginning
  of period.................................       34,000       209,000       209,000        71,000
                                              -----------   -----------   -----------   -----------
Cash and cash equivalents at end
  of period.................................  $   209,000   $    71,000   $    66,000   $   169,000
                                              ===========   ===========   ===========   ===========
Supplemental disclosures of cash flow
  information:
  Cash paid for interest....................  $     2,000   $     4,000   $     3,000   $    15,000
                                              ===========   ===========   ===========   ===========
Noncash transactions:
  Subscriptions receivable..................  $        --   $        --   $        --   $19,065,000
                                              ===========   ===========   ===========   ===========
  Capital lease obligations.................  $        --   $   102,000   $   102,000   $        --
                                              ===========   ===========   ===========   ===========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (FINANCIAL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1996 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Intelligroup, Inc. and its subsidiaries (the "Company") provide a wide range of information technology services, including enterprise-wide business process solutions, systems integration and custom software development based on leading technologies. The Company markets its services to a wide variety of industries primarily in the United States. The majority of the Company's business is with large established companies, including consulting firms, serving numerous industries.

     The Company has completed an initial public offering of its common stock (see Note 8) and is proposing the issuance and sale of an additional 1,800,000 shares of its common stock, including 900,000 shares by certain selling shareholders of the Company. Existing and prospective investors should consider, among other things, the risks and difficulties encountered by any new business, including competition from existing companies offering the same or similar services, rapid technological change, dependence on SAP, substantial reliance on key customers and large projects, management of growth and minimal previous record of operations or earnings. See "Risk Factors" included elsewhere in this Prospectus for a discussion of these and other factors.

  Restatement

     Subsequent to December 31, 1995, the Company determined that it had unrecorded and unpaid Federal and state payroll related taxes for certain employees. Accordingly, the Company has restated its 1994 and 1995 financial statements resulting in a $320,000 and $680,000 increase in cost of sales in 1994 and 1995, respectively, with corresponding increases to accrued payroll and related taxes. As a result of the Company's voluntary disclosure to the Internal Revenue Service ("IRS") on June 5, 1996, the IRS issued an audit assessment to the Company for $814,000 which has been included in the above accrual. The Company's principal shareholders have agreed to indemnify the Company for any and all losses which the Company may sustain in excess of the amounts accrued as of December 31, 1995 arising from or relating to Federal or state tax, interest or penalty payment obligations, net of any tax benefits realized by the Company, resulting from the subject matter discussed above.

  Principles of Consolidation and Use of Estimates

     Effective March 31, 1994, Intelligroup, Inc. entered into an agreement with the shareholders of Oxford Systems Inc., whereby Intelligroup, Inc. acquired all the outstanding shares of stock of Oxford Systems Inc. in exchange for a two-thirds interest in Intelligroup, Inc. This transaction has been accounted for as a pooling of interests, and accordingly, the accompanying financial statements for 1994 include the accounts of Intelligroup, Inc. and its wholly-owned subsidiary, Oxford Systems Inc. for all periods prior to the transaction.

     The accompanying financial statements for 1995 and 1996 include the accounts of Intelligroup, Inc. and its wholly-owned subsidiary, Oxford Systems Inc. In addition, the September 30, 1996 financial statements include the newly established wholly-owned subsidiaries, Intelligroup New Zealand Limited and Intelligroup Europe Limited. All significant intercompany balances and transactions have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

  Interim Financial Information

     The consolidated financial statements and accompanying financial information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position of the Company at such dates and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of investments in highly liquid short-term instruments, with original maturities of three months or less.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets (five years). Costs of maintenance and repairs are charged to expense as incurred.

  Revenue Recognition

     The Company generates revenue from professional services rendered. Revenue is recognized as services are performed with the corresponding cost of providing those services reflected as cost of sales. Substantially all customers are billed on a per diem basis whereby actual time is charged directly to the customer. Billings to customers for out-of-pocket expenses are recorded as a reduction of expenses incurred. Unbilled services represent services provided in excess of amounts billed.

  Allowance for Doubtful Accounts

     The Company provides an allowance for doubtful accounts arising from services, which is based upon a review of outstanding receivables as well as historical collection information. In determining the amount of the allowance, management is required to make certain estimates and assumptions regarding the timing and amount of collection. Actual results could differ from those estimates and assumptions. The provision for doubtful accounts totaled $208,000, $411,000 and $515,000 in 1994, 1995 and the nine months ended September 30, 1996, respectively. Credit is granted to substantially all customers on an unsecured basis.

  Recoverability of Long-Lived Assets

     The Company reviews the recoverability of its long-lived assets on a periodic basis in order to identify business conditions which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company's ability to recover the unamortized balance of its long-lived assets from expected future cash flows from its operations on an undiscounted basis.

  Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," which requires companies to measure employee stock compensation plans based on the fair value method using an option pricing model or to continue to apply APB No. 25, "Accounting for Stock Issued to Employees," and provide pro forma footnote disclosures under the fair value method. The Company continues to apply APB No. 25 and will provide the pro forma footnote disclosures.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

  Concentrations

     For the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, approximately 33%, 69% and 75% of revenue, respectively, was derived from projects in which Company personnel implemented software developed by SAP. The Company's future success in its SAP-related consulting services depends largely on its continued relationship with SAP and on its continued status as a SAP National Implementation Partner, which was first obtained in 1995. The Company's agreement with SAP (the "Agreement") is awarded on an annual basis pursuant to contract. The Company's current contract expires on December 31, 1996. The Agreement contains no minimum revenue requirements or cost sharing arrangements and does not provide for commissions or royalties to either party.

     A substantial portion of the Company's revenue is derived from projects in which an information technology consulting firm other than the Company has been retained by the end-user organization to manage the overall project. For the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996, 64%, 50% and 45%, respectively, of the Company's revenue was generated by serving as a member of consulting teams assembled by other information technology consulting firms.

     One customer accounted for approximately 13% of revenue for the nine months ended September 30, 1996. Accounts receivable due from this customer was $2,049,000 as of September 30, 1996. Another customer accounted for approximately 10% and 19% of revenue for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. Accounts receivable due from this customer was $611,000 and $1,589,000 as of December 31, 1995 and September 30, 1996, respectively. Another customer accounted for approximately 12% and 11% of revenue for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. Accounts receivable due from this customer was $1,400,000 and $987,000 as of December 31, 1995 and September 30, 1996, respectively. Another customer accounted for approximately 15% of revenue for the year ended December 31, 1994.

  Foreign Operations

     Revenues from foreign operations were not significant in 1994 and 1995 and for the nine months ended September 30, 1996. Translation effects were not material.

  Income Taxes

     The Company accounts for income taxes pursuant to the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," which utilizes the liability method and results in the determination of deferred taxes based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities, using enacted tax rates currently in effect. The principal differences arise from the reporting of income and expenses under the accrual method for financial statement purposes versus the cash basis method for income tax purposes.

  Net Income (Loss) Per Share

     Net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period after giving retroactive effect to the stock split (see Note 8). Pursuant to the requirements of the Securities and Exchange Commission, stock options and warrants issued by the Company during the twelve months immediately preceding its initial public offering (see Note 8) have been included in computing net income (loss) per share as if they were outstanding for all periods using the treasury stock method.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

  Financial Instruments

     Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables and unbilled services. The fair value of accounts receivable and unbilled services approximates carrying value.

(2) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following as of December 31, 1995 and September 30, 1996:



                                                             DECEMBER 31,     SEPTEMBER 30,
                                                                 1995             1996
                                                             ------------     -------------
                                                                               (UNAUDITED)
        Vehicles...........................................    $ 26,000         $  26,000
        Furniture..........................................      98,000            98,000
        Equipment..........................................     257,000           781,000
                                                               --------         ---------
                                                                381,000           905,000
        Less- Accumulated depreciation.....................     (99,000)         (189,000)
                                                               --------         ---------
                                                               $282,000         $ 716,000
                                                               ========         =========

     Included in the above is $102,000 of equipment held under capital leases. Depreciation expense was $34,000 and $51,000 in 1994 and 1995, respectively, and $38,000 and $90,000 for the nine months ended September 30, 1995 and 1996, respectively.

(3) LINES OF CREDIT AND SUBORDINATED DEBENTURES

     The Company had available, under an agreement with a bank, a $50,000 line of credit bearing interest at the bank's prime lending rate plus 2% (10.5% as of December 31, 1995), which was collateralized by all Company assets and personally guaranteed by one of the Company's shareholders. The line of credit expired May 26, 1996 and was repaid in November 1996. The outstanding balance was $45,000 as of December 31, 1995 and $40,000 as of September 30, 1996.

     In March 1996, in anticipation of the financing discussed below, the Company obtained a $750,000 line of credit, payable on demand, from a bank. The line of credit bears interest at the Federal funds rate plus 1%. Aggregate borrowings in the amount of $300,000 were repaid and the line was terminated by the Company in accordance with the financing described below.

     In April 1996, the Company issued $6,000,000 of five-year, 9% subordinated debentures. All principal and interest is due at maturity (April 2001) or at prepayment. The debentures were issued with detachable warrants to purchase common stock of the Company (see Note 7). Proceeds from the debentures were allocated between the debentures and the warrants based on estimated fair value which resulted in a discount on the debentures (based on a 15% interest rate) and a value assigned to the warrants of $1,400,000. A portion of the net proceeds of the Company's initial public offering (see Note 8) was used to prepay the subordinated debentures which resulted in an extraordinary charge of $1,034,000, net of an income tax benefit of $410,000.

     Subsequent to the issuance of the subordinated debentures, the Company purchased and retired 4,881,066 shares of its common stock for $1,500,000 from its shareholders.

(4) LOANS PAYABLE TO FACTORS

     On October 20, 1995, the Company entered into a new factoring agreement with a financing institution (the "factor") under which the Company must offer all its trade accounts receivable to the factor for financing; however, the factor is not obligated to accept them. The agreement has a term of one year with

                      INTELLIGROUP, INC. AND SUBSIDIARIES
automatic one-year renewals unless the Company or factor give notice of cancellation. The factor charges an administrative fee of 0.75% on each invoice plus an additional 0.75% for each 15-day increment the invoice remains unpaid, to a maximum of 120 days, or 6.5%. If the amount of a factored receivable is not paid by reason of the financial inability of the customer, the Company is not liable to reimburse the factor. If, however, the factor, through legal action or otherwise, settles, compromises or assigns the claim for any receivable, the amount of any reduction resulting from such settlement, compromise or assignment will reduce the balance due to the Company. The Company used approximately $4.4 million of the net proceeds from the Company's initial public offering to repay loans from the factor (see Note 8). The factor agreement was terminated in October 1996.

     The Company had factoring agreements with a former financing institution ("former factor") under which it could sell qualified trade accounts receivable, with recourse provisions. The agreements, which were terminated in October 1995 required the Company to repurchase or replace any receivable remaining uncollected for more than 120 days. At December 31, 1995, the Company had unresolved differences with this former factor regarding the determination of former factor fees and amounts due between the two parties. As of December 31, 1995, the Company had placed $100,000 in escrow which was subsequently increased to $300,000 in May 1996, subject to the disposition of this matter. In June 1996, the parties agreed to settle the dispute for $103,000, which had previously been accrued. Such amount was paid out of the escrow fund with the remainder of the escrow fund remitted to the Company.

(5) INCOME TAXES

     For the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995, no income tax benefit was provided as management could not determine that it was more likely than not that such benefit would be realized. For the nine months ended September 30, 1996, the effective rate was less than the statutory rate due to the reversal of a portion of the valuation allowance.

     The Company's deferred tax asset was $668,000 and $475,000 as of December 31, 1995 and September 30, 1996, respectively, and relates primarily to the Company's allowance for doubtful accounts ($234,000 and $335,000, respectively) and certain accrued liabilities ($434,000 and $146,000, respectively). Other temporary differences are not significant. The deferred tax asset as of December 31, 1995 and September 30, 1996 has been offset by a valuation allowance.

(6) COMMITMENTS AND CONTINGENCIES

  Employment Agreements

     Commencing June 1, 1996, the Company entered into two year employment agreements with five employees with aggregate annual compensation of $900,000.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

  Leases

     The Company leases office space and office equipment under capital and/or operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1995. Future minimum aggregate annual lease payments are as follows:

                   FOR THE YEARS ENDING DECEMBER 31                  CAPITAL      OPERATING
    ---------------------------------------------------------------  --------     ---------
    1996...........................................................  $ 37,000      $77,000
    1997...........................................................    37,000       15,000
    1998...........................................................    37,000        5,000
    1999...........................................................    20,000
    2000...........................................................    20,000
                                                                     --------
                                                                      151,000
    Less-Interest..................................................   (52,000)
                                                                     --------
                                                                       99,000
    Less-Current portion...........................................   (18,000)
                                                                     --------
                                                                     $ 81,000
                                                                     ========

     Rent expense for the years ended December 31, 1994 and 1995 was $24,000 and $74,000, respectively, and $110,000 for the nine months ended September 30, 1996.

     Commencing June 1, 1996, the Company entered into a lease for office space at an annual rent of $220,000, plus common costs. The lease term is through November 1999.

  Legal

     The Company currently is being investigated by the Immigration and Naturalization Service concerning possible violations of the Immigration Reform and Control Act of 1990. Although a notice of intent to fine has not been served upon the Company and therefore the potential for fines is not known, the Company believes that fines, if any, would not exceed $150,000. Management believes that reserves recorded related to this matter are adequate. There can be no assurance, however, as to the ultimate amount of the fines, which may be assessed or the length of time it may take to conclude the investigation.

     On February 16, 1996, the Company, as plaintiff, filed a complaint in the Superior Court of New Jersey, Chancery Division, Middlesex County, against a former consultant to the Company, seven former employees of the Company and Pegasus Systems, Inc. ("Pegasus"), a corporation which currently employs such individuals (collectively, the "Defendants"). Upon the filing of its complaint, the Company obtained a temporary restraining order and in May 1996 obtained a preliminary injunction prohibiting the Defendants from using or disclosing the Company's proprietary information, prohibiting the Defendants from contacting or soliciting certain of the Company's customers and prohibiting the Defendants from recruiting or attempting to recruit the Company's employees, agents or contractors. In a related matter, on August 21, 1996, the Company was named as defendant in a complaint filed by plaintiff, Systems America, Inc. ("Systems America"), a computer and technology consulting firm. Systems America alleges that it subcontracted Pegasus consultants to perform SAP consulting services for two companies which are also customers of the Company, and alleges that the Company has interfered with Systems America's customer relationships, and as a result thereof, Systems America has sustained damages. The complaint, which seeks unspecified monetary damages, treble damages, attorney fees and injunctive relief against the Company, alleges deceptive trade practices, defamation and tortious interference with prospective business or contractual relations by the Company. This action is in a very early stage, and accordingly, the Company cannot currently assess the ultimate outcome. However, the Company denies the allegations made and intends to defend the claim vigorously. On November 16, 1996, Systems America and the Company reached an agreement in principle to

                      INTELLIGROUP, INC. AND SUBSIDIARIES
settle Systems America's claims against the Company for an immaterial cash payment by the Company to Systems America.

     The Company is engaged in certain other legal and administrative proceedings. Management believes the outcome of these proceedings will not have a material adverse effect on the Company's financial position or results of operations.

(7) STOCK OPTION PLANS AND WARRANTS

     The Company's 1996 Stock Plan (the "Plan") permits the granting of options to employees, nonemployee directors and consultants. The Plan is administered by the Option Committee of the Board of Directors, which generally has the authority to select individuals who are to receive options and to specify the terms and conditions of each option so granted, including the number of shares covered by the option, the type of option (incentive stock option or nonqualified stock option), the exercise price (which in all cases must be at least 100% of the fair market value of the common stock on the date of grant), vesting provisions, and the overall option term. Options to purchase a total of 1,450,000 shares of common stock were reserved for future grants of options under the Plan. In June 1996, effective July 1996, the Company granted options to purchase an aggregate of 500,000 shares of its common stock to certain key employees at an exercise price of $8.00 per share. One-third of these options vest six months from date of grant with the remaining options vesting over the following two years.

     The 1996 Non-Employee Director Stock Option Plan provides for the granting of options to purchase a maximum of 140,000 shares of common stock of the Company to non-employee directors. An option to purchase 20,000 shares of common stock, at an exercise price equal to the then fair value of the shares, will be granted to non-employee directors. All options will vest in five equal installments, commencing one year after grant and have a ten-year term. Options to purchase 40,000 shares of the Company's common stock were granted at an exercise price of $10.00 per share in September 1996.

     The subordinated debenture holders (see Note 3) received warrants for the purchase of 20.8% of the fully diluted common stock of the Company, as defined, at a nominal exercise price (less than $0.25 in the aggregate). If the Company becomes a public company prior to April 10, 1997, the potential fully diluted common stock ownership of the warrant holders reduces on a straight-line formula from the 20.8% to 11%, depending on the premoney valuation of the public offering, as defined. On September 26, 1996, the effective date of Company's initial public offering (see Note 8), the warrants were exercised which resulted in the issuance of 1,364,000 shares of the Company's common stock.

(8) INITIAL PUBLIC OFFERING, STOCK SPLIT AND PREFERRED STOCK AUTHORIZATION

     The Company's initial public offering for the sale of 2,050,000 shares of its common stock became effective on September 26, 1996 and the net proceeds of approximately $19,065,000 (before deducting expenses of the offering paid by the Company) were received on October 2, 1996. Such amount has been recorded as subscriptions receivable as of September 30, 1996. A portion of the net proceeds was used to prepay subordinated debentures and repay other debt. (See Notes 3 and 4).

     In June 1996, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell common stock to the public. In July 1996, the Company's Board of Directors recommended and shareholders approved an amendment to the Company's Certificate of Incorporation to effect an 81,351.1111-for-1 stock split. All common shares and per share amounts in the accompanying financial statements have been adjusted retroactively to give effect to the stock split.

     In addition, the Company's Board of Directors authorized a change in the Company's authorized capitalization to 25,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.01 par value per share.

------------------------------------------------------------
------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS, ANY OF THE UNDERWRITERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                         ------------------------------

                               TABLE OF CONTENTS

                                         Page
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................    6
Use of Proceeds........................   13
Dividend Policy........................   13
Price Range of Common Stock............   13
Capitalization.........................   14
Selected Consolidated Financial Data...   15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   16
Business...............................   22
Management.............................   33
Certain Transactions...................   36
Principal and Selling Shareholders.....   38
Description of Capital Stock...........   39
Shares Eligible for Future Sale........   41
Underwriting...........................   42
Legal Matters..........................   43
Experts................................   43
Additional Information.................   44
Index to Consolidated Financial
  Statements...........................  F-1

------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

                                1,800,000 Shares

                                      LOGO

                                  Common Stock
                         ------------------------------
                                   PROSPECTUS
                         ------------------------------
                                COWEN & COMPANY
                             MONTGOMERY SECURITIES
                                               , 1996
------------------------------------------------------------
------------------------------------------------------------

                                    PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with any proceeding involving such persons by reason of his serving or having served in such capacities or for each such person's acts taken in his capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

     Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, (iii) as to directors only, under Section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

     The registrant's Amended and Restated Certificate of Incorporation limits the liability of its directors and officers as authorized by Section 14A:2-7(3). The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company is required to amend such provisions.

     Article 11 of the registrant's Amended and Restated By-laws specifies that the registrant shall indemnify its directors, officers, employees and agents to the extent such parties are a party to any action because he was a director, officer, employee or agent of the Company. The Company has agreed to indemnify such parties for their actual and reasonable expenses if such party acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and such party had no reasonable cause to believe his conduct was unlawful. This provision of the By-laws is deemed to be a contract between the registrant and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the New Jersey Business Corporation Act are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company is required to adopt, amend or repeal such provision of the By-laws.

     The registrant has executed indemnification agreements with each of its officers and directors pursuant to which the registrant has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Company.

     The registrant has liability insurance for the benefit of its directors and officers which will provide coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

     At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any director or officer.

     Reference is made to Section 6 of the Underwriting Agreement, the proposed form of which is filed as Exhibit One, in which the Underwriters agree to indemnify the directors and officers of the registrant and certain other persons, against civil liabilities, including certain liabilities under the Securities Act.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemized estimate of fees and expenses payable by the registrant in connection with the offering described in this registration statement, other than underwriting discounts and commissions:

    SEC registration fee....................................................  $ 12,153.41
    NASD filing fee.........................................................     4,510.00
    Nasdaq National Market additional listing fee...........................    18,000.00
    Counsel fees and expenses...............................................    80,000.00
    Accounting fees and expenses............................................    50,000.00
    Blue sky fees and expenses..............................................     5,000.00
    Printing expenses.......................................................   100,000.00
    Transfer agent and registrar fees.......................................     5,000.00
    Miscellaneous...........................................................    25,336.59
                                                                               ----------
              Total.........................................................  $300,000.00
                                                                               ==========

---------------

     All of the above expenses will be paid by the registrant.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to all securities of the registrant sold by the registrant within the past three years which were not registered under the Securities Act:

          1. On March 31, 1994, the registrant issued an aggregate of 8,135,111 shares of Common Stock (on a post-stock split recapitalization basis) to Messrs. Koneru and Valluripalli in exchange for all of the issued and outstanding shares of Oxford Systems Inc.

          2. On April 19, 1996, the registrant issued to two venture capital funds 9.0% subordinated debentures with warrants to purchase up to 20.8% of the Common Stock of the Company for an aggregate purchase price of $6,000,000.

     No underwriter was employed by the registrant in connection with the issuance and sale of the securities described above. The registrant claims that the issuance and sale of all of the foregoing securities were exempt from registration under Section 4(2) of the Securities Act as transactions not involving any public offering. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access to information about the registrant.

     There were no other securities sold by the registrant within the past three years.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENTS.

     (a) Exhibits

EXHIBIT NO.                                 DESCRIPTION OF EXHIBIT
-----------   ----------------------------------------------------------------------------------
 1            Form of Underwriting Agreement.
 3.1*         Amended and Restated Certificate of Incorporation.
 3.2*         Amended and Restated Bylaws.
 4.1*         Debenture and Warrant Purchase Agreement dated April 10, 1996 by and between the
              Company, Messrs. Pandey, Koneru and Valluripalli and Summit Ventures IV, L.P. and
              Summit Investors III, L.P.
 4.2*         Warrant Agreement dated April 10, 1996 by and between the Company and Summit
              Ventures IV, L.P. and Summit Investors III, L.P.
 4.3*         Registration Rights Agreement dated April 10, 1996 by and between the Company and
              Summit Ventures IV, L.P. and Summit Investors III, L.P.
 4.4*         Redemption Agreement dated April 10, 1996 by and between the Company and Summit
              Ventures IV, L.P. and Summit Investors III, L.P.
 4.5*         Shareholders Agreement dated April 10, 1996 by and between the Company, Messrs.
              Pandey, Koneru and Valluripalli and Summit Ventures IV, L.P. and Summit Investors
              III, L.P.
 5            Opinion of Buchanan Ingersoll as to validity of Common Stock.
10.1*         1996 Stock Plan of the Company.
10.2*         1996 Non-Employee Director Stock Option Plan.
10.3*         Employment Agreement dated June 1, 1996 between the Company and Ashok Pandey.
10.4*         Employment Agreement dated June 1, 1996 between the Company and Rajkumar Koneru.
10.5*         Employment Agreement dated June 1, 1996 between the Company and Nagarjun
              Valluripalli.
10.6*         Employment Agreement dated June 1, 1996 between the Company and Robert M. Olanoff, together with Change in Control Severance Pay Agreement dated June 1, 1996 between the Company and Robert M. Olanoff.
10.7*         Employment Agreement dated June 1, 1996 between the Company and Paul Coombs.
10.8*         Form of Indemnification Agreement entered into by the Company and each of its directors and officers.
10.9*         Sublease Agreement between Micrognosis, Inc., as sublessor, the Company, as sublessee, with master lease.
10.10*        Employee's Invention Assignment and Confidentiality Agreement.
10.11*        R/3 National Implementation Partner Agreement between SAP America, Inc. and the
              Company dated January 13, 1995.
10.12*        Services Provider Agreement by and between Oracle Corporation and the Company dated July 26, 1994.
10.13*        Amended and Restated Agreement by Messrs. Pandey, Koneru and Valluripalli dated
              July 16, 1996 to indemnify the Company for certain losses.
10.14*        Factoring Agreement by and between Access Capital, Inc. and the Company dated as of October 20, 1995, with exhibits. See Exhibit 10.17.
10.15*        Agreement of Waiver and Consent dated as of June 4, 1996 by and among the Company, certain current shareholders of the Company, and Summit Ventures IV, L.P. and
              Summit Investors III, L.P., with Amendment No. 1 thereto. See Exhibit 10.18.
10.16*        Agreement by and between the Company and Intelligroup Asia Private Limited
              ("Intelligroup Asia") relating to operational control of Intelligroup Asia, with related agreements.
10.17         Letter agreements by and between each of the Company and Oxford Systems Inc., and
              Access Capital, Inc. dated October 10, 1996.

EXHIBIT NO.                                 DESCRIPTION OF EXHIBIT
-----------   ----------------------------------------------------------------------------------
10.18         Agreement of Waiver and Consent dated November 20, 1996 by and among the Company, certain shareholders of the Company, Summit Ventures IV, L.P. and Summit Investors
              III, L.P.
11            Statement re: Computation of per share earnings.
16*           Letter re: Change of Certifying Accountant.
21*           Subsidiaries of the Registrant.
23.1          Consent of Arthur Andersen LLP.
23.2          Consent of Buchanan Ingersoll (contained in the opinion filed as Exhibit 5 to the
              Registration Statement).
24            Powers of Attorney of certain officers and directors of the Company (contained on the signature page of this Registration Statement).
27.1          Financial Data Schedule for the year ended December 31, 1995.
27.2          Financial Data Schedule for the nine months ended September 30, 1996.

---------------
* Incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-5981) declared effective on September 26, 1996.

     (b) Financial Statement Schedules

     All financial statement schedules are omitted because the information is not required, or is otherwise included in the consolidated financial statements or the notes thereto.

ITEM 28.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

          (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 24, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (2) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) At the closing specified in the Underwriting Agreement, registrant shall provide the Underwriters certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the Township of Iselin, State of New Jersey, on November 21, 1996.

                                          Intelligroup, Inc.

                                          By: /s/  ASHOK PANDEY
                                            ------------------------------------
                                            Ashok Pandey, President and
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Ashok Pandey and Robert M. Olanoff, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and a related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and in each case, to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

              SIGNATURE                               TITLE                        DATE
-------------------------------------    -------------------------------    ------------------
/s/  ASHOK PANDEY                        President, Chief Executive         November 21, 1996
-------------------------------------    Officer and Director
Ashok Pandey

/s/  RAJKUMAR KONERU                     Vice President -- Business         November 21, 1996
-------------------------------------    Solutions and Director
Rajkumar Koneru

/s/  NAGARJUN VALLURIPALLI               Vice President -- Advanced         November 21, 1996
-------------------------------------    Technology and Director
Nagarjun Valluripalli

/s/  ROBERT M. OLANOFF                   Chief Financial Officer,           November 21, 1996
-------------------------------------    Treasurer and Secretary
Robert M. Olanoff

/s/  KEVIN P. MOHAN                      Director                           November 21, 1996
-------------------------------------
Kevin P. Mohan

/s/  THOMAS S. ROBERTS                   Director                           November 21, 1996
-------------------------------------
Thomas S. Roberts

                                 EXHIBIT INDEX

                                                                                        SEQUENTIALLY
                                                                                         NUMBERED
EXHIBIT NO.                            DESCRIPTION OF EXHIBIT                              PAGE
-----------   ------------------------------------------------------------------------  ----------
 1            Form of Underwriting Agreement.
 3.1*         Amended and Restated Certificate of Incorporation.
 3.2*         Amended and Restated Bylaws.
 4.1*         Debenture and Warrant Purchase Agreement dated April 10, 1996 by and between the Company, Messrs. Pandey, Koneru and Valluripalli and Summit
              Ventures IV, L.P. and Summit Investors III, L.P.
 4.2*         Warrant Agreement dated April 10, 1996 by and between the Company and
              Summit Ventures IV, L.P. and Summit Investors III, L.P.
 4.3*         Registration Rights Agreement dated April 10, 1996 by and between the
              Company and Summit Ventures IV, L.P. and Summit Investors III, L.P.
 4.4*         Redemption Agreement dated April 10, 1996 by and between the Company and
              Summit Ventures IV, L.P. and Summit Investors III, L.P.
 4.5*         Shareholders Agreement dated April 10, 1996 by and between the Company,
              Messrs. Pandey, Koneru and Valluripalli and Summit Ventures IV, L.P. and
              Summit Investors III, L.P.
 5            Opinion of Buchanan Ingersoll as to validity of Common Stock.
10.1*         1996 Stock Plan of the Company.
10.2*         1996 Non-Employee Director Stock Option Plan.
10.3*         Employment Agreement dated June 1, 1996 between the Company and Ashok
              Pandey.
10.4*         Employment Agreement dated June 1, 1996 between the Company and Rajkumar
              Koneru.
10.5*         Employment Agreement dated June 1, 1996 between the Company and Nagarjun
              Valluripalli.
10.6*         Employment Agreement dated June 1, 1996 between the Company and Robert
              M. Olanoff, together with Change in Control Severance Pay Agreement dated June 1, 1996 between the Company and Robert M. Olanoff.
10.7*         Employment Agreement dated June 1, 1996 between the Company and Paul
              Coombs.
10.8*         Form of Indemnification Agreement entered into by the Company and each of its directors and officers.
10.9*         Sublease Agreement between Micrognosis, Inc., as sublessor, the Company, as sublessee, with master lease.
10.10*        Employee's Invention Assignment and Confidentiality Agreement.
10.11*        R/3 National Implementation Partner Agreement between SAP America, Inc.
              and the Company dated January 13, 1995.
10.12*        Services Provider Agreement by and between Oracle Corporation and the
              Company dated July 26, 1994.
10.13*        Amended and Restated Agreement by Messrs. Pandey, Koneru and
              Valluripalli dated July 16, 1996 to indemnify the Company for certain losses.
10.14*        Factoring Agreement by and between Access Capital, Inc. and the Company dated as of October 20, 1995, with exhibits. See Exhibit 10.17.

                                                                                        SEQUENTIALLY
                                                                                         NUMBERED
EXHIBIT NO.                            DESCRIPTION OF EXHIBIT                              PAGE
-----------   ------------------------------------------------------------------------  ----------
10.15*        Agreement of Waiver and Consent dated as of June 4, 1996 by and among the Company, certain shareholders of the Company, and Summit Ventures
              IV, L.P. and Summit Investors III, L.P., with Amendment No. 1 thereto.
              See Exhibit 10.18.
10.16*        Agreement by and between the Company and Intelligroup Asia Private
              Limited ("Intelligroup Asia") relating to operational control of
              Intelligroup Asia, with related agreements.
10.17         Letter agreements by and between each of the Company and Oxford Systems
              Inc., and Access Capital, Inc. dated October 10, 1996.
10.18         Agreement of Waiver and Consent dated November 20, 1996 by and among the
              Company, certain shareholders of the Company, Summit Ventures IV, L.P.
              and Summit Investors III, L.P.
11            Statement re: Computation of per share earnings.
16*           Letter re: Change of Certifying Accountant.
21*           Subsidiaries of the Registrant.
23.1          Consent of Arthur Andersen LLP.
23.2          Consent of Buchanan Ingersoll (contained in the opinion filed as Exhibit
              5 to the Registration Statement).
24            Powers of Attorney of certain officers and directors of the Company
              (contained on the signature page of this Registration Statement).
27.1          Financial Data Schedule for the year ended December 31, 1995.
27.2          Financial Data Schedule for the nine months ended September 30, 1996.

---------------
* Incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-5981) declared effective on September 26, 1996.